Exhibit 10.1

$1,000,000,000

FIRST PRIORITY CREDIT AGREEMENT

dated as of March 13, 2009

among

iSTAR FINANCIAL INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

BANK OF AMERICA, N.A.
and
CITICORP NORTH AMERICA, INC.,
as Syndication Agents,

J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

SCHEDULE 1.1A	Commitments
SCHEDULE 1.1B	Listed Eligible Assets
SCHEDULE 1.1C	Pledged Collateral List
SCHEDULE 1.1D	Permitted Liens
SCHEDULE 4.4(b)	Material Indebtedness
SCHEDULE 4.6(a)	Multiemployer Plans/Collective Bargaining Agreements
SCHEDULE 4.26	Unencumbered Assets, Unsecured Debt
SCHEDULE 4.28	Subsidiaries
SCHEDULE 4.29	Filing Jurisdictions

EXHIBITS:

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Cash Flow Projections
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Collateral Report
EXHIBIT E	Form of Collateral Trust Agreement
EXHIBIT F	Form of Guarantee Agreement
EXHIBIT G	Form of Note
EXHIBIT H	Notice Addresses
EXHIBIT I	Transfer Supplement
EXHIBIT J	Form of Mortgage

FIRST PRIORITY CREDIT AGREEMENT

FIRST PRIORITY CREDIT AGREEMENT (this “Agreement”) dated as of March 13, 2009, among iSTAR FINANCIAL INC. (the “Borrower”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as Syndication Agents, and J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Banks provide a delayed-draw term loan credit facility; and

WHEREAS, the Banks are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as the Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers and the Joint Bookrunners, collectively.

“Agreement” means this First Priority Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in the Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin.  In the event that the Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Margin shall be determined by the higher Credit Rating from either S&P or Moody’s.  In the event that the Borrower has only one (1) Credit Rating, the Applicable Margin shall be determined by such Credit Rating.  In the event that the Borrower does not have a Credit Rating, the Applicable Margin shall be the highest percentage per annum set forth on the table below.

Range of the Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Euro Currency Loans (% per annum)
<BBB+/Baa1	1.25	2.25
<BBB/Baa2	1.50	2.50

“Assignee” has the meaning set forth in Section 9.6(c).

“Available Commitments” means, as to any Bank at any time, an amount equal to the excess, if any, of (i) such Bank’s Commitment then in effect over (ii) the aggregate principal amount of Loans made by such Bank to the Borrower pursuant to Section 2.1.

“Available Secured Bank Exposure” means, on any date of determination, the sum of (i) the aggregate undrawn commitments under the New Credit Agreements on such date and (ii) the total amount of all Available Commitments hereunder on such date.

“Available Secured Note Exposure” means, on any date of determination, the excess of (i) $1,000,000,000 over (ii) the total aggregate principal amount of Second Priority Secured Exchange Notes issued on or prior to such date.

“Bank” means each entity (other than the Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.  For purposes of this Agreement, neither J.P. Morgan Securities, Inc., Citigroup Global Markets Inc. nor Banc of America Securities LLC shall constitute a “Bank.”

“Bank Reply Period” has the meaning set forth in Section 7.9.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Euro-Currency Rate” means a rate per annum equal to the rate for deposits in Dollars with maturities comparable to the applicable Interest Period which appears on Reuters Page LIBOR1 as of 11:00 a.m., London time, on the Quotation Date; provided, however, if such rate does not appear on Reuters Page LIBOR1, or if Reuters Page LIBOR1 is no longer available, the “Base Euro-Currency Rate” applicable to a particular Interest Period means a rate per annum equal to the rate at which deposits in Dollars in an amount approximately equal to the applicable Euro-Currency Loan(s), and with maturities comparable to the last day of the Interest Period with respect to which such Base Euro-Currency Rate is applicable, are offered in immediately available funds in the London interbank market to the London office of the Administrative Agent by leading banks in the London interbank market, at 11:00 a.m., London time on the Quotation Date.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the Euro-Currency Rate for a one month Interest Period as to which such day (or if such day is not a Business Day, the immediately preceding Business Day) is the Quotation Date plus 1.00%.  Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to the Borrower or the Banks.

“Base Rate Borrowing” means a Borrowing in Dollars the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Base Rate Loan” means a Loan in Dollars to be made by a Bank the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower’s Share” means the Borrower’s direct or indirect share of an Investment Affiliate based upon the Borrower’s percentage ownership (whether direct or indirect) of such Investment Affiliate.

“Borrowing” has the meaning set forth in Section 1.3.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A.

“Borrowing Base Value” means, as of any date of determination:

(i)                    with respect to any Performing Loan Asset, the book value of such Performing Loan Asset, determined in accordance with GAAP;

(ii)                   with respect to any Non-Performing Loan Asset, the book value of such Non-Performing Loan Asset after giving effect to specific reserves therefor established by the Borrower as reflected in its GAAP financial statements;

(iii)                  with respect to the equity interests in a Collateral LLC owning any Credit Tenant Lease Assets, the undepreciated book value of such Credit Tenant Lease Assets, determined in accordance with GAAP (reflecting any impairment taken by the applicable Collateral LLC but without adding back any depreciation before the most recent such impairment);

(iv)                  with respect to the equity interests in a Collateral LLC owning Other Real Estate Owned Assets, the book value of such Other Real Estate Owned Assets, determined in accordance with GAAP (reflecting any impairment taken by the applicable Collateral LLC); and

(v)                   with respect to the equity interests in a Collateral LLC owning assets other than Credit Tenant Lease Assets or Other Real Estate Owned Assets, the value of such assets as determined in accordance with the foregoing clauses;

provided, however, that to the extent the sum of (x) the Borrowing Base Value of Non-Performing Loan Assets plus (y) the Borrowing Base Value of Other Real Estate Owned Assets exceeds 20% of the total aggregate Borrowing Base Value of the Collateral, such excess shall be disregarded in calculating the aggregate Borrowing Base Value of the Collateral; provided that the Joint Lead Arrangers may determine, in their sole and absolute discretion, to increase the foregoing concentration limitation on Non-Performing Loan Assets and Other Real Estate Owned Assets up to 30%, which concentration limitation may be further increased solely with the consent of the Required Banks.  If at any time the Joint Lead Arrangers determine to make any such exception with respect thereto, the Non-Performing Loan Assets and Other Real Estate Owned Assets comprising such excess amount shall be included in calculating the aggregate Borrowing Base Value.   Notwithstanding anything to the contrary contained herein, there shall be no Borrowing Base Value attributable to (i) the equity interests in any Collateral SPV or (ii) any assets owned by any Collateral LLC other than any Loan Assets, Credit Tenant Lease Assets, Other Real Estate Owned Assets or interests in Venture LLCs.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P,

Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (f) foregoing.

“Cash Flow Projections” means cash flow projections of the Borrower and its Consolidated Subsidiaries substantially in the form of Exhibit B.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all Eligible Assets of the Collateral SPVs, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Collateral Trust Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent and/or the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Collateral LLC” means any Subsidiary, other than a Collateral SPV, of the Borrower that owns Loan Assets, Credit Tenant Lease Assets, Other Real Estate Owned Assets or interests in Venture LLCs, in each case, the equity interests in which are directly and wholly owned by one or more Collateral SPVs.

“Collateral LLC Deposit Account” has the meaning set forth in Section 5.8(a).

“Collateral Report” means the report delivered pursuant to Section 5.1(l), substantially in the form of Exhibit D.

 “Collateral SPV” means iStar Tara Holdings LLC, iStar Tara LLC or any other special purpose entity of the Borrower formed to own and hold Collateral, in each case (other than with respect to iStar Tara Holdings LLC), the equity interests in which are directly and wholly owned by iStar Tara Holdings LLC or iStar Tara LLC.

“Collateral SPV Deposit Account” has the meaning set forth in Section 5.8(a).

 “Collateral Trust Agreement” means the Collateral Trust and Intercreditor Agreement, dated as the date hereof, between iStar Tara Holdings LLC, iStar Tara LLC, certain Subsidiaries of the Borrower, JPMorgan Chase Bank, N.A., as the first priority agent, the 2011 second priority agent and the 2012 second priority agent, and the Collateral Trustee, substantially in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time.

“Collateral Trustee” means The Bank of New York Mellon Trust Company, N.A., as collateral trustee under the Collateral Documents, or any successor collateral trustee pursuant to the terms of the Collateral Documents.

“Commitment” means with respect to each Bank, the amount set forth on Schedule 1.1A next to the name of such Bank as its commitment to make Loans during the Commitment Period (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.9(c) or in connection with any assignment pursuant to Section 9.6. The initial aggregate amount of the Banks’ Commitments is $1,000,000,000.

“Commitment Period” means the period from and including the Closing Date to and including the date which is the earlier of (a) 364 days after the Closing Date (or, if such date is not a Business Day, the Business Day immediately preceding such date) and (b) the Maturity Date.

“Consolidated Subsidiary” means at any date (i) any Collateral SPV, (ii) any Collateral LLC and (iii) any other Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of the Borrower, on a consolidated basis, determined in accordance with GAAP.

“Consulting Bank” has the meaning set forth in Section 2.17(b).

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness, and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Borrower owns an interest (which guarantees are non-recourse to the Borrower), to the extent the guarantees, in the aggregate, exceed 15% of total asset value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of the Borrower’s interest therein shall be deemed to be a Contingent Obligation of the Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Coverage Ratio” means at any time the ratio of (A) the aggregate Borrowing Base Value of the Collateral in which the Collateral Trustee has a first priority, perfected security interest (other than any Permitted Liens described in clause (a), (b) or (f) of the definition thereof set forth herein) to (B) the sum of (i) the aggregate principal amount of all loans and the aggregate undrawn amount of all letters of credit outstanding and unpaid letter of credit reimbursement obligations under the Secured Bank Facilities, (ii) the aggregate principal amount of Second Priority Secured Exchange Notes outstanding (if any), and (iii) the aggregate amount of all Discounts realized by the Borrower prior to such time; provided that for purposes of calculating the Coverage Ratio, the Borrower may use Borrowing Base Values as of the end of the most recently ended Fiscal Quarter, with adjustments for (x) any payments or prepayments of principal of the Loan Assets, (y) the cash proceeds of any sales or other realizations on account of Credit Tenant Lease Assets and Other Real Estate Owned Assets included, or effectively included, in the Collateral and (z) any withdrawals from, additions to or increased fundings in respect of, the Collateral.

“Coverage Test” has the meaning set forth in Section 5.17.

“Credit Rating” means a rating assigned by a Rating Agency to the Borrower’s senior unsecured long term indebtedness.

“Credit Tenant Lease Assets” means properties substantially all of which are either (i) leased to a governmental entity, (ii) leased to a tenant (or guaranteed by a Person) with an Investment Grade Rating, (iii) properties which, if unavailable to a tenant, would materially impair the continued operation of such tenant, including without limitation, headquarters facilities, distribution centers, manufacturing facilities, or pools or classes of multiple properties leased under blanket leases or (iv) any other assets that the Borrower has classified as a credit tenant lease consistent with past practice. In addition, “Credit Tenant Lease Assets” will be leased to such corporate users primarily on a triple net basis, but may also be leased on a double net, gross lease with expense stop, or bond-type basis.

“DB Master Repurchase Agreement” means the Amended and Restated Master Repurchase Agreement dated as of January 9, 2006, as amended, by and among iStar DB Seller, LLC, as seller, Deutsche Bank AG, Cayman Islands Branch, as buyer, and the Borrower, as sponsor.

“Debt Service” means, for any period and without duplication, Interest Expense for such period on all Indebtedness of the Borrower on a consolidated basis.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.6(c).

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or loans under either Second Priority Bank Facility within three Business Days of the date required to be funded by it hereunder or thereunder, as applicable, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, or any Bank, or as applicable, the administrative agent or any lender under either New Credit Agreement, in writing, or made a public statement, that it does not intend or is not able to comply with any of its funding obligations under this Agreement or under either New Credit Agreement, (c) failed, within three Business Days after written request by the Administrative Agent, or as applicable, the administrative agent under either New Credit Agreement, to confirm that it will comply with the terms of this Agreement or either New Credit Agreement relating to its obligations to fund prospective Loans or loans under either New Credit Agreement, or (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, provided, however, in each case, at any time such failure is remedied or notice retracted, such Bank shall no longer be a Defaulting Bank.

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in the Security Agreement.

“Discount” means, with respect to any prepayment of loans outstanding under the Secured Bank Facilities or any repurchase of Second Priority Secured Exchange Notes, the excess of (x) the par principal amount of such loans prepaid or such Second Priority Secured Exchange Notes repurchased, as applicable, over (y) the discounted prepayment amount or purchase price, as applicable, with respect to such prepayment or repurchase.

“Dollars” and “$” means the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any period on a consolidated basis in accordance with GAAP (i) Net Income for such period, plus (ii) depreciation, depletion and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus (iv) dividends and distributions from the Borrower’s Investment Affiliates (exclusive of returns of equity), minus (v) income from any Investment Affiliates, minus (vi) gains and losses from discontinued operations, all of the foregoing without duplication. Notwithstanding the foregoing, however, in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, only the Borrower’s pro rata share of the items set forth in clauses (i), (ii), (iii) and (vi) shall be included in EBITDA.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.8.

“Eligible Assets” means Performing Loan Assets, Non-Performing Loan Assets and the equity interests in Collateral LLCs.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, the Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the cleanup or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Euro-Currency Borrowing” has the meaning set forth in Section 1.3.

“Euro-Currency Business Day” means any Business Day on which banks are open for dealings in deposits in Dollars in the London interbank market and any day on which commercial banks are open for foreign exchange business in London.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Loan in Dollars, the interest on which is calculated by reference to the Euro-Currency Rate, made or to be made by a Bank in accordance with the applicable Notice of Borrowing.

“Euro-Currency Rate” means with respect to any Interest Period applicable to a Euro-Currency Loan, an interest rate per annum obtained by dividing (i) the Base Euro-Currency Rate applicable to that Interest Period by (ii) a percentage equal to 100% minus the Euro-Currency Reserve Percentage in effect.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Option Termination” means the termination of the Borrower’s option to issue Second Priority Exchange Notes which shall result from the delivery, at any time, by the Borrower of written notice to the Administrative Agent of its determination not to issue any, or any additional, Second Priority Secured Exchange Notes.

“Existing Credit Agreements” means the Existing 2006 Credit Agreement and the Existing 2007 Credit Agreement.

 “Existing 2006 Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of June 28, 2006, as amended, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement” means the Amendment and Commitment Transfer Agreement in respect of the Existing 2006 Credit Agreement dated as of March 13, 2009, among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, and consented to by the Required Banks (as defined in the Existing 2006 Credit Agreement).

“Existing 2007 Credit Agreement” means the Revolving Credit Agreement, dated as of June 26, 2007, as amended, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement” means the Amendment and Commitment Transfer Agreement in respect of the Existing 2007 Credit Agreement dated as of March 13, 2009 among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, and consented to by the Required Banks (as defined in the Existing 2007 Credit Agreement).

“Existing 2008 Credit Agreement” means the 364-Day Term Loan Agreement dated as of March 10, 2008, as amended, among iStar Corporate Collateral LLC, as borrower, the Borrower, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“Existing 2008 Credit Agreement Amendments” means the (i) Amendment Agreement in respect of the Existing 2008 Credit Agreement dated as of February 23, 2009 and (ii) the Second Amendment Agreement in respect of the Existing 2008 Credit Agreement to be entered into on or prior to March 13, 2009, in each case among iStar Corporate Collateral LLC, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding

Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day for such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fitch” means Fitch Investors Services, Inc., or any successor thereto.

“Fixed Charge Coverage Ratio” means at any time the ratio of EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters.

“Fixed Charge Coverage Ratio Payment Event” means any time and for so long as the Fixed Charge Coverage Ratio is less than 1.25 to 1.00.

 “Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, and (ii) dividends on preferred units payable by the Borrower for such period.  If any of the foregoing Debt Service is with respect to Indebtedness that is subject to an interest rate cap agreement purchased by the Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement.

“Fremont Assets” means the assets subject to the Fremont Participation Agreement.

“Fremont Participation Agreement” means the Loan Participation Agreement, dated as of May 21, 2007, originally by and among Fremont Investment & Loan and iStar FM Loans LLC, as amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GE Credit Tenant Lease Facility” means collectively, (a) the loans made to American Financial Exchange LLC pursuant to a certain Loan Agreement dated as of June 26, 2008 among American Financial Exchange LLC, the lenders party thereto and General Electric Capital Corporation, as Administrative Agent (as amended from time to time) and (b) the loans made to iStar CTL Finance LLC pursuant to a certain Loan Agreement dated as of April 30, 2008 among iStar CTL Finance LLC, the lenders party thereto and General Electric Capital

Corporation, as Administrative Agent (as amended from time to time), as such Loan Agreements have been or are amended from time to time.

“Grantor” means each of the Collateral SPVs that is a party to the Security Agreement.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, or (ii) all Euro-Currency Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or Section 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof entered into by each Guarantor, substantially in the form of Exhibit F, as the same may be amended, modified or supplemented from time to time.

“Guarantors” means each of the Collateral SPVs and Collateral LLCs that, in each case, is party to the Guarantee Agreement and other such guarantors as may from time to time be added, by a supplement to the Guarantee Agreement in a form reasonably satisfactory to the Administrative Agent.

“Indebtedness” as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (provided that the value of such indebtedness, obligations or liabilities shall be limited to the lesser of (x) the amount of such indebtedness, obligations or liabilities assumed by such Person and (y) the undepreciated book value of the property subject to such Lien, determined in accordance with GAAP, and less any impairment charge, provided, further, however, that if the amount of such indebtedness, obligations or liabilities are greater than 90% of such undepreciated book value of the encumbered property when assumed or incurred, then, if the Borrower intends to apply the provisions of this proviso thereto, the Borrower shall deliver an appraisal prepared by an independent appraiser to the Administrative Agent with respect to the value of the applicable property); (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent contractual obligations with respect to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized, of the Borrower, on a consolidated basis determined in accordance with GAAP.

“Interest Period” means, with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2 or 3 months thereafter as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:

(a)  any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Currency Business Day;

(b)  any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c)  no Interest Period may end later than the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any joint venture or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of the Borrower on the consolidated financial statements of the Borrower.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or of Baa3 or better from Moody’s. In the event that the Borrower receives Credit Ratings from S&P and Moody’s, and such Credit Ratings are not equivalent, the lower of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved.

“Joint Bookrunners” means J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as Joint Bookrunners hereunder.

“Joint Lead Arrangers” means J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as Joint Lead Arrangers hereunder.

“Junior Priority Secured Exchange Notes” means Secured Exchange Notes which are secured by a third or more junior priority security interest in the Collateral.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Listed Eligible Assets” means the Eligible Assets included on the ranked list set forth on Schedule 1.1B, as such Schedule may be updated and as such list may be re-ranked or otherwise modified in accordance with the terms of this Agreement.

“Listed Eligible Asset Payment Event” means after a Principal Collateral Payment has been made in respect of certain Collateral, any time and for so long as the aggregate Borrowing Base Value of all Listed Eligible Assets is not sufficient to replace the Collateral in respect of which such Principal Collateral Payment has been made for purposes of compliance with the applicable Coverage Test.

“Loan” means a Base Rate Loan or a Euro-Currency Loan, and “Loans” means Base Rate Loans or Euro-Currency Loans or any combination of the foregoing.

“Loan Assets” means senior or subordinated loans that may be either fixed or variable rate, including, without limitation, first mortgages, second mortgages, mezzanine loans, repurchase agreements, participations in loans, interim facilities, corporate loans, debt securities, “B” notes and collateralized mortgage-backed securities.

“Loan Documents” means this Agreement, any Note, the Guarantee Agreement and each Collateral Document.

 “Loan Parties” means the Borrower and each Guarantor.

“Loan Reduction Payment Event” means any time and for so long as the aggregate principal amount of Loans outstanding exceeds (i) at any time on or after September 30, 2010 but prior to March 31, 2011, $500,000,000 or (ii) at any time on or after March 31, 2011, $0.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents.

“Material Default” means (i) any Default resulting from the Borrower’s failure to pay any principal of any Loan hereunder, including any mandatory prepayment hereunder, or any interest due on any Loan or any fees or other amount payable hereunder, (ii) any Default resulting from the Borrower’s failure to be in compliance with any covenant contained in Section 5.1(a), (b), (c), (d)(i) (provided that the officer of the Borrower that, in such case, has obtained knowledge of the applicable Default or Event of Default is any of the president, chief executive officer, chief financial officer or chief operating officer of the Borrower or any officer performing the customary duties of any such position), (k), (l), 5.8, 5.10, 5.14 or 5.17, including on a pro forma basis after giving effect to any relevant transaction or (iii) any other material Default as to which the Borrower shall have received written notice.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” means the date when all of the Obligations hereunder shall be due and payable which shall be June 26, 2012, unless otherwise accelerated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Mortgage-Eligible Assets” means Credit Tenant Lease Assets owned by Pledged Collateral LLCs other than the Mortgage-Exempt Assets.

“Mortgage-Exempt Asset” means (i) at any time, any Credit Tenant Lease Asset owned by (a) iStar Bowling Centers I LP, (b) iStar Bowling Centers II LP or (c) any Venture LLC, and (ii) each of the following Credit Tenant Lease Assets commonly known as (a) Sky Chefs I, (b) Sky Chefs II, (c) Fresenius USA or (d) Cequent Towing Products, in each case, unless the binding contract, as in effect on the Closing Date, for a Third Party Sale of its owned real property is terminated prior to consummation; provided, however, that the Borrower may, at any time, by written notice to the Joint Lead Arrangers, remove any such Credit Tenant Lease Asset from the list of Mortgage-Exempt Assets and thereafter the related real property shall be eligible to become a Mortgaged Property in accordance with Section 2.18.

“Mortgaged Properties” means the real properties as to which the Collateral Trustee for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages as required by and in accordance with Section 2.18.

“Mortgages” means each of the real property mortgages and deeds of trust made by any Pledged Collateral LLC in favor of, or for the benefit of, the Collateral Trustee, for the benefit of the Secured Parties, substantially in the form of Exhibit J (with such changes thereto as shall be advisable under the law of the jurisdiction in which such real property mortgage or deed of trust is to be recorded to the extent such changes do not increase the obligations of any Loan Party and do not decrease the rights of any Loan Party or otherwise modify the substantive and remedial provisions of the Mortgages).

 “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

“Net Income” means, for any period, net income (or loss) of the Borrower for such period, calculated on a consolidated basis in conformity with GAAP.

“Net Present Value” means, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Net Worth” means, at any time, the sum of the Borrower’s (i) book equity, (ii) accumulated depreciation, (iii) accumulated depletion, and (iv) reserves for loan losses, all in accordance with GAAP and, in the case of items (ii), (iii) and (iv) hereof, exclusive of amounts attributable to Investment Affiliates.

“New Credit Agreements” means (i) the 2011 Second Priority Credit Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A. as administrative agent, and (ii) the 2012 Second Priority Credit Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Non-Excluded Taxes” has the meaning set forth in Section 8.4.

“Non-Performing Loan Assets” means any Loan Asset classified as non-performing in accordance with the Borrower’s internal procedures, consistent with past practice.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) for all purposes other than Section 5.14 or Section 6.1(e) hereof, any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of the Borrower for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit G hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice from the Borrower in accordance with Section 2.2.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.5.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to the Administrative Agent, any other Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Other Real Estate Owned Assets” means properties acquired by foreclosure or by deed-in-lieu of foreclosure in partial or total satisfaction of Non-Performing Loan Assets.

“Other Taxes” has the meaning set forth in Section 8.4.

“Outstanding Secured Exposure” means, on any date of determination, the aggregate principal amount of all loans and reimbursement obligations and the aggregate undrawn amount of all letters of credit outstanding under the Secured Bank Facilities on such date.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Loan Assets” means any Loan Assets other than Non-Performing Loan Assets.

“Permitted Liens” means:

(a)  Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b)  statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c)  deposits or pledges to secure the payment of worker’s compensation, unemployment insurance and other social security or similar legislation or to secure liabilities to insurance carriers or reimbursement and indemnity obligations in respect of surety or appeal bonds;

(d)  utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

(f)  easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to the Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of the Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the Borrower and do not diminish in any material respect the value of the Property to which such Permitted Lien is attached;

(g)  (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against the Borrower, or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

(h)  [Reserved];

(i)  [Reserved];

(j)  Liens not otherwise described but existing as of the Closing Date and listed on Schedule 1.1D;

(k) Liens in favor of any Collateral SPV; and

(l)  Liens created pursuant to the Collateral Documents in favor of the Collateral Trustee for the benefit of the Agents and the Banks.

“Permitted Note Repurchases” means repurchases of (i) public notes of the Borrower outstanding as of the Closing Date or (ii) Secured Exchange Notes, in each case, maturing after June 26, 2012, in an aggregate purchase price with respect to clauses (i) and (ii) above not to exceed, when taken together with the purchase price for all Permitted Share Repurchases consummated on or after the Closing Date, $350,000,000.

“Permitted Share Repurchases” means repurchases of shares of common stock of the Borrower in a purchase price not to exceed the lesser of (i) $100,000,000 and (ii) $350,000,000 minus the purchase price for all Permitted Note Repurchases consummated prior to the date of determination; provided that not more than $50,000,000 of such repurchases may be made prior to December 31, 2010.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledged Collateral List” means the ranked list of Collateral set forth on Schedule 1.1C, as such Schedule may be updated and as such list may be re-ranked or otherwise modified in accordance with the terms of this Agreement.

“Pledged Collateral LLC” means a Collateral LLC, the equity interests in which constitute Collateral.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”.

“Principal Collateral Payments” means (i) any payments or prepayments of principal on account of Loan Assets and (ii) the net cash proceeds of any sales or other realizations on account of Credit Tenant Lease Assets, Other Real Estate Owned Assets or other assets, in each case with respect to clauses (i) and (ii) above, to the extent such assets are included in the Collateral or are owned by a Pledged Collateral LLC.

“Principal Collateral Payment Event” means any Loan Reduction Payment Event, Fixed Charge Coverage Ratio Payment Event or any Listed Eligible Asset Payment Event.

“Pro Rata Share” means, for any Bank at any time, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, as adjusted from time to time in accordance with the provisions of this Agreement (or following the termination of the Commitments, the numerator of which shall be the amount of such Bank’s Loans outstanding and the denominator of which shall be the aggregate amount of all of the Banks’ Loans outstanding).

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

“Qualified Institution” means (i) a Bank or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution (other than the Borrower or its Affiliates) reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise reasonably acceptable to the Administrative Agent; provided that in no event shall any competitor of the Borrower or any Subsidiary qualify as a “Qualified Institution” if the Borrower reasonably determines that such entity constitutes such a competitor.  Notwithstanding the foregoing, however, in no event shall any commercial bank or any wholly-owned Subsidiary thereof, savings and loan institution, investment bank or broker/dealer be deemed to be a competitor of the Borrower.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Euro-Currency Business Days before the first day of such Interest Period.

“Rating Agencies” means, collectively, S&P and Moody’s.

“Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” means Indebtedness other than Non-Recourse Indebtedness.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Required Banks” means at any time Banks having or holding more than 50% of the sum of (i) the aggregate amount of all Available Commitments hereunder and (ii) the aggregate unpaid principal amount of the Loans then outstanding hereunder; provided that the Available Commitments of, and Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Second Priority Bank Facilities” means the loans, letters of credit and commitments documented under each of the New Credit Agreements.

“Second Priority Secured Exchange Notes” means Secured Exchange Notes which are secured ratably with the Second Priority Bank Facilities (if any) by a second priority security interest in the Collateral, subject only to the first priority Lien granted pursuant to the Security Agreement.

“Secured Bank Facilities” means the Second Priority Bank Facilities and the Loans and Commitments pursuant to this Agreement.

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien listed in clauses (a) - (g) of the definition thereof set forth herein) on any Property owned or leased by the Borrower or any Consolidated Subsidiary (it being understood that Indebtedness of any Subsidiary (other than a Guarantor) that is material to the value of such Subsidiary’s assets shall be Secured Debt).

“Secured Exchange Notes” means notes (which may be in the form of bonds or loans) issued by the Borrower after the Closing Date which (i) are issued in exchange for or to refinance public notes issued by the Borrower prior to the Closing Date, (ii) are secured by the Collateral as permitted under and in accordance with the Loan Documents, (iii) if the public notes for which they are exchanged or which they refinance pursuant to clause (i) above mature prior to the Termination Date, have a maturity date on or after the maturity date for such existing public notes and (iv) shall not have more restrictive covenants and terms than those applicable to the Secured Bank Facilities, taken as a whole.

“Secured Parties” has the meaning set forth in the Collateral Trust Agreement.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, and shall include Indebtedness which would be required to be included on the liabilities side of the balance sheet of the Borrower in accordance with GAAP, but shall not include any Cash or Cash Equivalents or any evidence of the Obligations.

“Securities Account Control Agreement” means, individually and collectively, each “Securities Account Control Agreement” referred to in the Security Agreement.

“Security Agreement” means the Security Agreement dated the date hereof between iStar Tara Holdings LLC, iStar Tara LLC, certain Subsidiaries of the Borrower to be agreed and the Collateral Trustee, substantially in the form of Exhibit C, as the same may be amended, modified or supplemented from time to time.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Special Fremont Reranking” has the meaning set forth in Section 2.17(c).

“Specified Listed Eligible Assets” means, on any date of determination, the aggregate Listed Eligible Assets on such date with the highest rankings (as determined pursuant to the most recent ranking pursuant to Section 2.17(b) or (c), as applicable) with an aggregate Borrowing Base Value equal to the lowest amount which is at least (i) the product of (x) the Available Secured Bank Exposure multiplied by (y) 1.30 (or, if the Exchange Option

Termination shall have occurred and no Second Priority Secured Exchanged Notes shall have been issued, 1.20), plus (ii) the greater of (x) the product of (A) the Available Secured Note Exposure (which, following the date of the Exchange Option Termination, if any, shall be $0) multiplied by (B) 1.30 and (y) $375,000,000 plus (iii) if no Second Priority Secured Exchange Notes shall have been issued and the Exchange Option Termination shall not have occurred on or prior to such date of determination, the product of (x) the Outstanding Secured Exposure multiplied by (y) 0.1 minus (iv) the portion of the Borrowing Base Value of the Collateral that is in excess of the amount necessary to satisfy the Coverage Ratio on such date of determination.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Super-Majority Banks” means at any time Banks having or holding more than 75% of the sum of (i) the aggregate amount of all Available Commitments hereunder and (ii) the aggregate unpaid principal amount of the Loans then outstanding hereunder; provided that the Available Commitments of, and Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Super-Majority Banks.

“Syndication Agents” means each of Bank of America, N.A. and Citicorp North America, Inc., in their respective capacities as syndication agents hereunder and their respective permitted successors in such capacity in accordance with the terms of this Agreement.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Termination Date” means June 26, 2012.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Total Indebtedness” means, as of the date of determination and without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries, but excluding the Borrower’s Share of all Indebtedness of Investment Affiliates.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Borrower or the applicable Subsidiary plus capital improvements) of real estate assets of the Borrower and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

“Unencumbered Assets” means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets (but excluding intangibles and accounts receivable) of the Borrower and its Subsidiaries not securing any portion of Secured Debt on a consolidated basis in accordance with GAAP; provided that assets (including Undepreciated Real Estate Assets) of any Subsidiary (other than a Guarantor) having Indebtedness that is material to the value of such assets shall be excluded from Unencumbered Assets.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unsecured Debt” means the amount of Indebtedness for borrowed money of the Borrower (or any Subsidiary) which is not Secured Debt.

“Value” means, as of any date of determination, with respect to each Unencumbered Asset, the lesser of (x) undepreciated cost (or in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, the Borrower’s pro rata share thereof), and (y) market value (or in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, the Borrower’s pro rata share thereof), all as determined in accordance with GAAP.

“Venture LLC” means (i) an Investment Affiliate that owns Loan Assets, Credit Tenant Lease Assets and/or Other Real Estate Owned Assets and (ii) iStar Woodward LLC.

Section 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.  The Borrower hereby agrees that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement.

Section 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans).

ARTICLE II

THE CREDITS

Section 2.1. Commitments to Lend. (a)             Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower at any time and from time to time during the Commitment Period in an aggregate principal amount that will not result in all Loans of such Bank made on or prior to the date of any drawing exceeding the Available Commitment of such Bank on such day; provided that no Bank shall make any Loan if, after giving effect to such Loan, the aggregate outstanding principal amount of all Loans would exceed the aggregate amount of all Available Commitments on such day.  Any amount of Loans repaid or prepaid may not be reborrowed.

(b)           Loans may be made at any time and from time to time during the Commitment Period; provided that there shall be no more than eight Borrowings during such period.  Any Available Commitment as of the end of the Commitment Period shall automatically terminate on such date.

(c)           Each Borrowing shall each be in an aggregate principal amount not less than $100,000,000.

(d)           The Loans may from time to time be (a) Euro-Currency Loans or (b) Base Rate Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.5.

Section 2.2. Notice of Borrowing. (a) With respect to any Borrowing, the Borrower shall give the Administrative Agent notice not later than 1:00 p.m. (New York City time) (x) the Business Day prior to each Base Rate Borrowing, or in the case of the Closing Date, on the date of such Base Rate Borrowing and (y) the third (3rd) Euro-Currency Business Day before each Euro-Currency Borrowing, specifying:

(i)                    the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing,

(ii)                   the aggregate amount of such Borrowing,

(iii)                  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans,

(iv)                  in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(v)                   payment instructions for delivery of such Borrowing; and

(vi)                  that no Default or Event of Default has occurred or is continuing.

Section 2.3. Notice to Banks; Funding of Loans; Replacement of Defaulting Bank.

(a)           Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate applicable thereto and the Interest Period(s) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless the Borrower shall pay any applicable expenses pursuant to Section 2.13.

(b)           Not later than 2:00 p.m. (New York City time) on the date of each Borrowing as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (c) of this Section 2.3) make available its Pro Rata Share of such Borrowing in Federal funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 9.1.

(c)           Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, at the Federal Funds Rate, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.  If such Bank shall not pay to the Administrative Agent such corresponding amount after reasonable attempts are made by the Administrative Agent to collect such amounts from such Bank, the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.3(c) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Bank or the Administrative Agent.  The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.3(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(d)           If any Bank becomes a Defaulting Bank and for so long as such Bank remains a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its Available Commitments under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld; provided further that nothing contained in this clause (d) shall affect the obligations due to such Defaulting Bank.

(e)           Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the Borrower in Federal funds immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.4. Notes.

(a)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans be evidenced by a Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the Borrower.  Each such Note shall be in substantially the form of Exhibit G hereto.  Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be returned to the Borrower and replaced or modified accordingly.  Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b)           Upon receipt of any Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank.  Such Bank shall record the date, amount, currency, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each

Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c)           The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

(d)           There shall be no more than ten (10) Euro-Currency Group of Loans outstanding at any one time.

Section 2.5. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i)                    if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euro-Currency Loans as of any Euro-Currency Business Day;

(ii)                   if such Loans are Euro-Currency Loans, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Currency Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower in the Notice of Interest Rate Election provided the Borrower shall pay any losses pursuant to Section 2.13.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Currency Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each in the minimum amounts required hereby, (iii) no Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, provided, however, that if and for so long as the Borrower shall have an Investment Grade Rating from S&P and Moody’s, if the Borrower shall so request and the Required Banks shall so elect, then a Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, and (iv) no Interest Period shall extend beyond the Maturity Date.

(b)           Each Notice of Interest Rate Election shall specify:

(i)                    the Group of Loans (or portion thereof) to which such notice applies;

(ii)                   the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)                  if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Euro-Currency Loans, the duration of the initial Interest Period applicable thereto; and

(iv)                  if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank with Loans affected thereby the same day as it receives such Notice of Interest Rate Election of the contents thereof and the interest rates determined pursuant thereto and such notice shall not thereafter be revocable by the Borrower.  If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Currency Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

Section 2.6. Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Currency Loan pursuant to Section 2.5, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b)           Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Currency Loans for such day plus the Euro-Currency Rate applicable to such Interest Period.

(c)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, any overdue principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest and fees in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans and two percent (2%), or, if any Loan shall have been continued as, or converted into, a Euro-Currency Loan, then, as to such Loan only, the sum of the Euro-Currency Rate applicable to such Loan and the Applicable Margin for Euro-Currency Loans, and two percent (2%) (collectively, the “Default Rate”).

(d)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e)           Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month. Interest on all Loans bearing interest based on the Euro-Currency Rate shall be payable in arrears on the last Euro-Currency Business Day of the applicable Interest Period.

Section 2.7. Fees.

(a)           Commitment Fee; Other Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Banks, ratably in proportion to their respective Commitments, a commitment fee equal to 0.25% of the aggregate amount of Commitments in effect on the Closing Date (prior to giving effect to any Loans to be made on such date hereunder), which fee shall be payable in full on the Closing Date.  The Borrower agrees to pay to the Administrative Agent for its own account and the account of the Agents such fees as may from time to time be separately agreed upon among the Borrower and such Agents.

(b)           Fees Non-Refundable. All fees set forth in this Section 2.7 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable.  The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.8. Maturity Date. Any Loans outstanding on the Maturity Date (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

Section 2.9. Optional Prepayments.

(a)           The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing.

(b)           The Borrower may, upon at least three (3) Euro-Currency Business Days’ notice to the Administrative Agent, given no later than 1:00 p.m. (New York time) prepay all, or from time to time in part in amounts aggregating $5,000,000 or more, any Group of Euro-Currency Loans as of the last day of the Interest Period applicable thereto.  Except as provided in Article VIII, the Borrower may not prepay all or any portion of the principal amount of any Euro-Currency Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment notice shall be given on or prior to the third (3rd) Euro-Currency Business Day prior to, but excluding, the date of prepayment to the Administrative Agent. Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Currency Loans.

(c)           The Borrower may at any time and from time to time cancel all or any part of the Available Commitments in amounts aggregating $25,000,000 or a larger multiple of

$1,000,000 by the delivery to the Administrative Agent of a notice of cancellation upon at least three (3) Business Day’s notice to the Administrative Agent, whereupon, in either event, all or such portion of the Available Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation.

(d)           Any amounts so prepaid pursuant to Section 2.9(a) or (b)  may not be borrowed or reborrowed.  In the event the Borrower elects to cancel all or any portion of the Commitments pursuant to Section 2.9(c) hereof, such amounts may not be reborrowed.

Section 2.10. Mandatory Prepayments; Cure .

(a)           After the occurrence and during the continuation of a Principal Collateral Payment Event, any Principal Collateral Payments received by or on behalf of any Loan Party shall, within three Business Days of receipt thereof, be applied toward the prepayment of the Loans.

(b)           If, at any time, the Borrower fails to satisfy the applicable Coverage Test, the Borrower shall, within ten days after such failure, prepay the Loans and/or cause the Subsidiaries party to the Security Agreement to pledge additional Collateral under the Security Agreement and in accordance with the Loan Documents, in a combined amount sufficient to cure such Coverage Test deficiency (it being understood that the notice limitations in Section 2.9 shall not apply to any such prepayment but Section 2.13 shall apply thereto).

(c)           If at any time during the Commitment Period, (i) a prepayment of the Loans is required to be made pursuant Section 2.10(a) or (b) and (ii) the amount of such prepayment is greater than the aggregate principal amount of Loans then outstanding, the excess amount of such prepayment (after giving effect to the prepayment of all outstanding Loans) shall instead reduce the Available Commitments on a pro rata basis and such excess amount shall be placed in escrow at an account maintained at the Administrative Agent and made available to the Borrower at any time that the conditions set forth in Section 3.2 are satisfied.

(d)           Each mandatory prepayment pursuant to this Section 2.10 shall be applied ratably according to the respective outstanding principal amounts of the Loans then held by the Banks.  The application of any mandatory prepayment pursuant to this Section 2.10 shall be made, first, to Base Rate Loans and, second, to Euro-Currency Loans.  Each prepayment of the Loans under this Section 2.10 shall be accompanied by accrued and unpaid interest thereon to the date of such prepayment on the amount so prepaid.

Section 2.11. General Provisions as to Payments.

(a)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, without set-off or counterclaim, by initiating a wire transfer not later than 1:00 p.m. (New York City time) on the date when due, of Federal funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 9.1, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account maintained at the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will promptly (and in any event within one (1)

Business Day after receipt thereof) distribute to each Bank its ratable share in accordance with the amount of such Bank’s relevant outstanding Loans or Commitment, as the case may be, of each such payment received by the Administrative Agent for the account of the Banks.  If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York City time) on any Business Day (or Euro-Currency Business Day, as applicable), and the Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, the Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date the Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate.  Whenever any payment of principal of, or interest on the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Non-Pro Rata Prepayments.  Notwithstanding anything to the contrary herein, the Borrower, with the consent of the Banks whose Loans are to be prepaid pursuant to this Section 2.12, shall be permitted to make non-pro rata optional prepayments of the Loans at a Discount greater than or equal to 20% of the aggregate principal amount of Loans to be so prepaid; provided that (i) the Loans so prepaid are cancelled, (ii) any such prepayment is effected in accordance with procedures reasonably satisfactory to the Joint Lead Arrangers to ensure that each Bank has an opportunity to participate in such prepayment on a ratable basis in proportion to the respective amounts of Loans offered by each Bank at the relevant price and (iii) at the time of any such prepayment (x) no Default or Event of Default has occurred or is continuing and (y) the Fixed Charge Coverage Ratio is at least 1.25 to 1.00.

Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Currency Loans after notice has been given to any Bank in accordance with Section 2.3(a), or if the Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Currency Loan shall be converted on a date other than the first (1st) day of the then current

Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification by such Bank of such loss or expense (which shall be delivered by each such Bank to the Administrative Agent for delivery to the Borrower) for any resulting loss (based on interest only, exclusive of fees, if any) or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Administrative Agent and the Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

Section 2.14. Computation of Interest and Fees. With respect to Base Rate Loans, the rate of interest on which is calculated based on the Prime Rate hereunder, interest thereon shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, the origination, acquisition and funding of Loan Assets, Credit Tenant Lease Assets and other investments, the repayment of maturing debt obligations, the repurchase or exchange of public notes of the Borrower, the acquisition of other assets, and for general working capital needs of the Borrower, in each case, in accordance with and subject to the terms and conditions of this Agreement.

Section 2.16. Payments.  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.3(c) or Section 7.6, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by it from any Loan Party for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid; and if such Bank shall have failed to make any payment required to be made by it pursuant to any equivalent provision under either New Credit Agreement and there are no such unsatisfied obligations hereunder, then the Administrative Agent may apply any such amounts received by it for the account of such Bank to satisfy such Bank’s obligations under the equivalent provisions under either New Credit Agreement (or, in the event the institution serving as Administrative Agent hereunder is not, at such time, the same institution serving as administrative agent under such New Credit Agreement, turn over such amounts to the applicable administrative agent under such New Credit Agreement to be applied for such purposes).

Section 2.17. Collateral. (a)  The Obligations shall be secured by a perfected first priority security interest in the Collateral.  The Borrower shall be entitled to withdraw Collateral in inverse order of the ranking of such Collateral on the Pledged Collateral List (it being understood that any asset so withdrawn shall be automatically included in the Listed Eligible Assets as the highest ranked asset (and the list shall be adjusted accordingly)) so long as, both immediately before and after giving effect to such withdrawal, (i) no Material Default or Event of Default shall have occurred and be continuing (or shall result therefrom) and (ii) except for any such withdrawal which the Borrower reasonably determines is necessary for compliance with any covenant applicable under the terms of any Indebtedness of the Borrower as in effect on the Closing Date relating to the maintenance of “Total Unencumbered Assets” (or any similar concept), the Fixed Charge Coverage Ratio at the time of such withdrawal is at least 1.25 to 1.00.  Notwithstanding any other provisions in this Section 2.17, Non-Performing Loan Assets and Other Real Estate Owned Assets that are disregarded in calculating the aggregate Borrowing Base Value as provided in the definition of “Borrowing Base Value” may, so long as no Material Default or Event of Default shall have occurred and be continuing (or shall result therefrom), be withdrawn, at the option of the Borrower, to the extent of any amount so disregarded; provided that at the time of such withdrawal of any such assets, the Joint Lead Arrangers shall have the right, but not the obligation, to rank such assets as Listed Eligible Assets.  Notwithstanding any other provisions in this Section 2.17, (x) the Borrower shall be entitled to withdraw Collateral in connection with payment or prepayment of such Collateral and (y) the Borrower shall be permitted to withdraw such Collateral in connection with sales to third parties or a monetization (that is not a payment or prepayment) (any such  monetization or sale, a “Third Party Sale”) provided that in connection with any such Third Party Sale and after giving effect to such Third Party Sale and the prior addition (a “Collateral Addition”) of any replacement Collateral (which replacement Collateral shall comprise the highest ranked Listed Eligible Assets immediately prior to such replacement and the lowest ranked Collateral on the Pledged Collateral List immediately following such replacement), either (I) no Material Default or Event of Default shall have occurred and be continuing or (II) a Material Default or Event of Default shall have occurred and be continuing, but such Third Party Sale is consummated pursuant to a binding commitment entered into at a time that no Material Default or Event of Default had occurred and was continuing or would have resulted therefrom (it being understood that the proceeds of any such transaction described in clause (x) or (y) above shall be paid into the accounts established pursuant to Section 5.8).  At such time as any Listed Eligible Assets are required to be pledged as Collateral in order to comply with the terms hereof, the Borrower shall (i) cause a sufficient amount of the highest ranked Listed Eligible Assets to be transferred to a Collateral SPV and (ii) take any other actions as the Administrative Agent or the Collateral Trustee may reasonably request for the purposes of fully perfecting or renewing the rights and security interests of the Collateral Trustee, on behalf of the Banks, with respect to the Collateral.

In addition to Collateral withdrawals otherwise permitted pursuant to this Agreement or any other Loan Document, promissory notes and related transfer documents, if any, constituting part of any Collateral (and any related collateral) if requested by the Borrower at any time prior to the commencement of a Foreclosure (as defined in the Collateral Trust Agreement) in respect thereof, shall be released by the Collateral Trustee to the custody of the Borrower, the applicable Grantor or its agents in escrow pending any enforcement action, exercise of rights or other customary actions in lieu of enforcement or for the purpose of correction of defects, if any, in each case in respect of any such promissory notes and related collateral.  It is understood and agreed that any Collateral released pursuant to the foregoing sentence shall remain Collateral except in connection with a withdrawal otherwise permitted pursuant to this Agreement or any other Loan Document.

(b)           Beginning on October 15, 2009 and on each April 15th and October 15th thereafter (or, if such day is not a Business Day, the next following Business Day), the Joint Lead Arrangers shall (i) in consultation with Barclays Bank PLC, Wachovia Bank, National

Association and Deutsche Bank AG New York Branch (in each case so long as it shall be a Bank under this Agreement or either of the New Credit Agreements) (each, a “Consulting Bank”) undertake a review to determine if any re-ranking of the Listed Eligible Assets and/or the Pledged Collateral List is appropriate, and (ii) if any such re-ranking is appropriate, undertake such re-ranking, in their sole and absolute discretion, in consultation with the Consulting Banks.  In connection with any such re-ranking, the Borrower shall cooperate with the Joint Lead Arrangers in any diligence, including providing information related to the Collateral and the Listed Eligible Assets, reasonably requested by the Joint Lead Arrangers for purposes of such re-ranking.  Each inclusion of assets in the Collateral shall be in the order of the then-current ranking of Listed Eligible Assets and, following inclusion, such assets shall constitute the lowest ranked Collateral on the Pledged Collateral List.  Any increase in the funding of any asset included in the Collateral or Listed Eligible Assets shall be considered part of such asset and shall be included in the Borrowing Base Value thereof.

(c)           Any newly originated or acquired assets or assets that become available that were previously pledged or mortgaged as collateral in connection with the DB Master Repurchase Agreement or the GE Credit Tenant Lease Facility that qualify as Eligible Assets shall be automatically included in the Listed Eligible Assets (and the Joint Lead Arrangers may re-rank the Listed Eligible Assets in connection therewith, in consultation with the Consulting Banks).  Any Fremont Asset that qualifies as an Eligible Asset, immediately as of the time it is no longer subject to the Fremont Participation Agreement, shall be automatically included in the Listed Eligible Assets.  Notwithstanding anything to the contrary herein, at the time any Fremont Assets are added to Listed Eligible Assets and once the Joint Lead Arrangers have been afforded a reasonable opportunity to rank such assets, in consultation with the Consulting Banks in a special one-time reranking of Listed Eligible Assets (the “Special Fremont Reranking”), the Joint Lead Arrangers may effect substitutions of the Collateral with any Listed Eligible Assets.

Section 2.18. Mortgages.  The Borrower shall cause the applicable Pledged Collateral LLCs to execute and deliver to the Collateral Trustee, not later than 90 days after the Closing Date, Mortgages with respect to real properties that constitute Credit Tenant Lease Assets owned by such Pledged Collateral LLCs comprising not less than 50% of the Borrowing Base Value of all Mortgage Eligible Assets; provided that (i) Mortgages shall not be required to be delivered with respect to any Mortgage-Exempt Asset, (ii) the Mortgaged Properties, at any time, shall be comprised of the highest ranked Mortgage-Eligible Assets from the Pledged Collateral List in effect at the time of the delivery of the Mortgage in respect of each Mortgaged Property (it being understood that no Mortgage will be required to be delivered solely because of a re-ranking of the Listed Eligible Assets and/or the Pledged Collateral List), and (iii) each Mortgage required to be delivered pursuant to this Section 2.18 shall secure 50% of the undepreciated book value of the applicable Credit Tenant Lease Asset (reflecting any impairment taken by the applicable Collateral LLC but without adding back any depreciation before the most recent such impairment) at the time such Mortgage is entered in to.  Following the date that is 90 days after the Closing Date, the Borrower shall cause Mortgages in compliance with this Section 2.18 to be delivered as necessary so that at all times the Mortgaged Properties shall comprise not less than 50% of the Borrowing Base Value of all Mortgage-Eligible Assets.  Notwithstanding anything to the contrary in this Section 2.18, neither the Borrower nor any Grantor shall be required to deliver environmental reports, third-party reports, appraisals, surveys, title insurance policies, tract searches or legal opinions in respect of any Mortgaged Property or Mortgage thereon.

ARTICLE III

CONDITIONS

Section 3.1. Closing. The Closing Date shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note or Notes for the account of each Bank requesting the same dated the Closing Date and complying with the provisions of Section 2.4;

(b)           the Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;

(c)           each Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of the Guarantee Agreement;

(d)           each Grantor and the Collateral Trustee shall have executed and delivered to the Administrative Agent a duly executed original of the Security Agreement;

(e)           each Guarantor, the Collateral Trustee and each other party thereto shall have executed and delivered to the Administrative Agent a duly executed original of the Collateral Trust Agreement;

(f)            the Collateral Trustee shall have received any notes or other evidence of Indebtedness (if any) representing Collateral pledged under the Security Agreement and required to be delivered thereunder as of the Closing Date and appropriate transfer documents with respect to any Loan Assets included in the Collateral as of the Closing Date, signed in blank by the appropriate Collateral SPV; the Collateral Account (as defined in the Collateral Trust Agreement) shall have been established; and, each document (including, without limitation, any Uniform Commercial Code financing statement to be filed in the jurisdiction of organization of each Grantor) required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered in order to create or perfect the Liens intended to be created under the Security Agreement shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (if applicable);

(g)           the Administrative Agent shall have received opinions of (i) Clifford Chance US LLP, special counsel for the Borrower, and (ii) Geoffrey Dugan, Esq., in-house counsel for the Borrower, each acceptable to the Administrative Agent, the Banks and their counsel;

(h)           the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, each Collateral SPV, each Collateral LLC the equity interests in which are pledged as Collateral and any other Guarantor as of the Closing Date, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.  Such documentation shall include, without limitation, the articles of incorporation, certificate of formation or similar organizational document of each such entity, as amended, modified or supplemented on or prior to the Closing Date, certified to be true, correct and complete by a senior officer of such entity as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to each such entity from the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, to be dated not more than thirty (30) days prior to the Closing Date.  Any such organizational documents of each Collateral SPV and each Collateral LLC shall provide for, and require that there at all times be, a special director or member selected by the Administrative Agent whose consent would be required for a bankruptcy filing by such Collateral SPV or Collateral LLC or for the transfer of any equity interests therein (other than the sale of such equity interests in a transaction permitted under the Loan Documents);

(i)            the Borrower shall have executed a solvency certificate acceptable to the Administrative Agent;

(j)            the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 2.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its reasonable discretion;

(k)           the Borrower and each other Loan Party shall have taken all actions required to authorize the execution and delivery of this Agreement and any other Loan Document to which it is a party and the performance thereof by the Borrower or such Loan Party, as applicable;

(l)            the Banks shall be satisfied that the Borrower is not subject to any present or contingent Environmental Claim, and the Borrower shall have delivered a certificate so stating;

(m)          (i) the Administrative Agent shall have received, on or before the Closing Date, (x) for its and any other Bank’s account, all fees due and payable pursuant to Section 2.7 hereof on or before the Closing Date and (y) all other fees required to be paid and all expenses for which invoices have been presented and (ii) the reasonable and documented fees and expenses accrued through the Closing Date of Simpson Thacher & Bartlett LLP shall have been paid to Simpson Thacher & Bartlett LLP;

(n)           the Borrower shall have delivered copies of all consents, licenses and approvals, if any, (subject to Section 4.3) required in connection with the execution, delivery and performance by the Borrower or any Guarantor, or the validity and enforceability, of the Loan

Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(o)           no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to the transactions contemplated hereby;

(p)           the Borrower shall have delivered a certificate in form acceptable to the Administrative Agent showing compliance with the requirements of Section 5.10 as of the Closing Date;

(q)           the Borrower shall have delivered Cash Flow Projections which shall include (x) the Borrower’s projected sources and uses of cash (and the timing thereof) through a date that is on or after June 26, 2012 and (y) that such sources are at all times sufficient for such uses;

(r)            (i) the Existing 2006 Credit Agreement shall have either (A) if all lenders thereunder have executed a satisfactory Consent and Addendum to the Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement, been terminated (and all loans thereunder and other amounts payable in respect thereof shall have been paid in full and all commitments to extend credit thereunder shall have been terminated) or (B) been effectively amended pursuant to the Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement and all “Commitment Transfers” referred to therein shall have been consummated and (ii) the Existing 2007 Credit Agreement shall have either (A) if all lenders thereunder have executed a satisfactory Consent and Addendum to the Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement, been terminated (and all loans thereunder and other amounts payable in respect thereof shall have been paid in full and all commitments to extend credit thereunder shall have been terminated) or (B) been effectively amended pursuant to the Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement and all “Commitment Transfers” referred to therein shall have been consummated;

(s)           in the event that either Existing Credit Agreement shall remain outstanding on the Closing Date, after giving effect to the “Commitment Transfers” referred to above and the transactions contemplated hereby (including borrowings requested hereunder and under the Second Priority Bank Facilities as of the Closing Date), the Borrower shall have drawn, and there shall remain outstanding, loans under such Existing Credit Agreement (without giving effect to any reductions in the aggregate principal amount thereof due to fluctuations in currency after March 10, 2009) equal to the total commitments thereunder in effect on the Closing Date (as such amount may be reduced solely by any unfunded commitments of defaulting lenders thereunder and any amounts representing letter of credit usage of the lenders remaining thereunder as of March 10, 2009);

(t)            the Existing 2008 Credit Agreement shall have been effectively amended pursuant to the Existing 2008 Credit Agreement Amendments;

(u)           the Borrower shall have entered into the New Credit Agreements; and

(v)           the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date both before and after giving effect to the transactions contemplated hereby; provided that, to the extent such representations and warranties expressly refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects on such respective dates.

Section 3.2. Borrowings. The obligation of any Bank to make a Loan is subject to the satisfaction of the following conditions:

(a)           receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(b)           no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(c)           the Fixed Charge Coverage Ratio shall be at least 1.25 to 1.00;

(d)           on a pro forma basis, after giving effect to the making of such Loans and any substantially contemporaneous addition of any new Collateral with respect to which the Collateral Trustee shall have been granted a first priority security interest for the benefit of the Agents and the Banks, the Borrower shall be in compliance with the applicable Coverage Test; and

(e)           the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans; provided that, to the extent such representations and warranties expressly refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects on such respective dates.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d), and (e) of this Section 3.2. In the event that any representation or warranty (as set forth in clause (e)) would be materially inaccurate, the Borrower shall disclose the same in writing to the Banks, provided, however, that the Borrower may only change such representation or warranty with the prior written consent of the Required Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause the Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date and, in accordance with Section 3.2(e) hereof, as of each Borrowing.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

Section 4.1. Existence and Power. Each of the Loan Parties is a corporation, limited liability company or limited partnership, as applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2. Power and Authority. Each of the Loan Parties has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on its behalf and its performance of the Loan Documents to which it is a party.  Each of the Loan Parties has duly executed and delivered each Loan Document (or with respect to any Mortgage, will duly execute and deliver at the time such Mortgage is required to be executed and delivered in accordance with Section 2.18) to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes (or, upon execution and delivery thereof, will constitute) its legal, valid and binding obligation, enforceable in accordance with the terms thereof, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3. No Violation. Neither the execution, delivery or performance by or on behalf of any Loan Party of the Loan Documents to which it is a party, nor compliance by any such Loan Party with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens created under the Collateral Documents) upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by any Loan Party under any organizational document of any Person in which such Loan Party has an interest, or cause a material default under such Person’s agreement or certificate of limited partnership, the consequences of which conflict, contravention, breach or default under the foregoing clauses (i), (ii) or (iii) would (x) have a Material Adverse Effect (provided, however, that for purposes of determining whether the consequences of a conflict, contravention, breach or default under clause (ii) of this Section 4.3 would have a Material Adverse Effect, clause (ii) of the definition of the term “Material Adverse Effect” shall be modified to read as follows: “(ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents in a manner that materially and adversely affects the rights of the Administrative Agent or the Banks thereunder”), or (y) result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

Section 4.4. Financial Information. (a) The consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2008, and for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP fairly presents, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such Fiscal Year.

(b)           Since December 31, 2008, (i) except as may have been disclosed in writing to the Banks prior to the Closing Date, nothing has occurred having a Material Adverse Effect, and (ii) except (x) as set forth on Schedule 4.4(b) and (y) for the incurrence of Loans hereunder and loans under the Existing Credit Agreements and the New Credit Agreements, in each case on the Closing Date, the Loan Parties have not incurred any material Indebtedness or guaranteed any Indebtedness on or before the Closing Date.

Section 4.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the assets of the Borrower or any of its Consolidated Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

Section 4.6. Compliance with ERISA. (a) Except as set forth on Schedule 4.6(a) attached hereto, neither the Borrower nor any other Loan Party is a member of or has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan.  In the event that at any time after the Closing Date, the Borrower or any other Loan Party shall become a member of any other material Plan or Multiemployer Plan, the Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 4.6(a) shall be deemed modified thereby).

(b)           No assets of the Borrower or any other Loan Party constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29

C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, the Borrower covenants and agrees that the Borrower shall not, and shall not permit any other Loan Party to, use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

Section 4.7. Environmental. (a) The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(b)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) neither the Borrower nor any Guarantors has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the facilities and properties owned, leased or operated by the Borrower or any Guarantors (the “Properties”) or the business operated by the Borrower or any Guarantor (the “Business”) that is not fully and finally resolved, (ii) to the Borrower’s actual knowledge, after due inquiry, no judicial proceeding or governmental or administrative action is pending or, to the Borrower’s actual knowledge, after due inquiry, threatened, under any Environmental Law to which the Borrower or any Guarantor is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Business; and (iii) to the Borrower’s actual knowledge, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

Section 4.8. Taxes. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, or any Consolidated Subsidiary, except (i) such taxes, if any, as are reserved against in accordance with GAAP, (ii) such taxes as are being contested in good faith by appropriate proceedings or (iii) such tax returns or such taxes, the failure to file when due or to make payment when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9. Full Disclosure. All information heretofore furnished by the Borrower or any other Loan Party to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

Section 4.10. Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents and the New Credit Agreements occurring on the Closing Date, the Borrower and each other Loan Party, taken as a whole, will be Solvent.

Section 4.11. Use of Proceeds. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

Section 4.12. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;

Section 4.13. Investment Company Act. Neither the Borrower, any other Loan Party nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14. Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of each Loan Party is 1114 Avenue of the Americas, New York, NY 10036.

Section 4.15. REIT Status. As of the date hereof, the Borrower is qualified as a REIT.

Section 4.16. Patents, Trademarks, etc. The Borrower and each other Loan Party has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

Section 4.17. Judgments. As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of $10,000,000 or more entered by a court or courts of competent jurisdiction against the Borrower, any other Loan Party or any Consolidated Subsidiary or, to the extent such judgment would be recourse to the Borrower, any other Loan Party or any Consolidated Subsidiary, any other Person (other than, in each case, judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

Section 4.18. No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and neither the Borrower nor any other Loan Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.19. Licenses, etc. Each of the Loan Parties has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

Section 4.20. Compliance with Law. To the Borrower’s knowledge, each Loan Party and each of its assets are in compliance in all material respects with all laws, rules, regulations, orders, judgments, writs and decrees, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.21. No Burdensome Restrictions. Except as may have been disclosed by the Borrower in writing to the Banks prior to the Closing Date or that would otherwise be permitted under the Loan Documents, neither the Borrower nor any other Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

Section 4.22. Brokers’ Fees. Neither the Borrower nor any other Loan Party has dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and neither the Borrower nor any other Loan Party has done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower or any other Loan Party of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.

Section 4.23. Labor Matters. Except as disclosed on Schedule 4.6(a), there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower, any other Loan Party or any member of the ERISA Group, and neither the Borrower  nor any other Loan Party has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 4.24. Insurance. The Loan Parties currently maintain 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of their Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-/VII at the time of issuance or extension of any such coverage policy in amounts no less than customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets; provided, however,  that the foregoing A.M. Best policyholders’ rating requirement shall not be required for (a) such insurance as tenants of Credit Tenant Lease Assets and Other Real Estate Owned Assets are permitted or required pursuant to applicable leases to obtain or maintain, (b) exposure under existing insurance policies (but not renewals of any such policies) to CV Starr, in a Lloyds Syndicate in an amount not to exceed $20,000,000 and (c) liability and casualty insurance policies issued after the Closing Date on Real Property Assets constituting not more than 5.0% of all Real Property Assets owned by the Loan Parties with insurers having an A.M. Best policyholders’ rating of less than A-/VII, but not less than B++/VII.

Section 4.25. Organizational Documents. The documents delivered pursuant to Section 3.1(h) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of each Loan Party. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

Section 4.26. Unencumbered Assets and Indebtedness. As of the date hereof, Schedule 4.26 accurately sets forth (i) total Unencumbered Assets, (ii) all Unsecured Debt and (iii) all Secured Debt, in each case as of December 31, 2008, on a pro forma basis after giving effect to the incurrence of Loans hereunder and the loans under the New Credit Agreements on the date hereof. All of the information set forth on Schedule 4.26 is true and correct in all material respects as of the date hereof.

Section 4.27. Ownership of Property; Liens. The Borrower, each other Loan Party and each Collateral LLC owns the Eligible Assets purported to be owned by it, as applicable, and none of the Eligible Assets is subject to any Lien except as permitted by Section 5.15.

Section 4.28. Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.28 sets forth the name and jurisdiction of incorporation of each Collateral SPV and Collateral LLC and, as to each such Collateral SPV and Collateral LLC, the percentage of each class of equity interests owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of the Borrower or any Collateral SPV or Collateral LLC, except as created by the Loan Documents.

Section 4.29. Security Documents. The Security Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Agents and the Banks, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Security Agreement, when stock certificates representing such Pledged Stock, if any, are delivered to the Collateral Trustee, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.29 in appropriate form are filed in the offices specified on Schedule 4.29, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the First Priority Secured Obligations (as defined in the Collateral Trust Agreement), in each case prior and superior in right to any other Lien (other than any Permitted Liens described in clauses (a), (b) and (f) of the definition thereof set forth herein).

Section 4.30. Mortgages.  Each Mortgage, when executed and delivered as required by and in accordance with Section 2.18, will be recorded in the real property records of the applicable county and state in which the Mortgaged Property encumbered thereunder is located.  No Loan Party has created any Lien securing Indebtedness for money borrowed against a Mortgaged Property that is a Mortgage-Eligible Asset that would be prior to or superior in right to any Mortgage on such Mortgaged Property.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid:

Section 5.1. Information. The Borrower shall deliver to each of the Banks or post to Intralinks provided such information is not otherwise publicly available:

(a)           as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of the Borrower’s operations and consolidated statements of the Borrower’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on the Borrower’s Form 10-K and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)           (i) as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of the Borrower’s operations and consolidated statements of the Borrower’s cash flow for such quarter and for the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, all reported in the form provided to the Securities and Exchange Commission on the Borrower’s Form 10-Q, together with (ii) such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, (I) a certificate of a financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Section 5.10 or Section 5.17 at or as of the date of said financial statements, or with respect to Section 5.10(a), at any time, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof (and such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above) and (II) updated Cash Flow Projections;

(d)           (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or any Consolidated Subsidiary or its directly or indirectly owned Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all proxy statements or any other materials so mailed;

(f)            promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(h)           promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower or any other Loan Party relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(i)            within ten (10) Business Days after the end of each fiscal month, a statement of all Secured Debt as well as the total amount of Unsecured Debt (in each case, on a Subsidiary by Subsidiary basis), based upon the best available information at such time as certified by a financial officer of the Borrower;

(j)            promptly and in any event within ten (10) days after an event or events of default with respect to Non-Recourse Indebtedness in an aggregate amount equal to or greater than $100,000,000 of the Borrower, its Consolidated Subsidiaries and/or the Borrower’s Share of Non-Recourse Indebtedness of Investment Affiliates, the Borrower shall deliver to the Administrative Agent a recalculation of the Consolidated Tangible Net Worth, reflecting the effects of such event or events of default, as well as any other changes in the Borrower’s Consolidated Tangible Net Worth;

(k)           as soon as available and in any event within twenty (20) days after the end of each fiscal month, a Borrowing Base Certificate duly executed by an officer of the Borrower setting forth a calculation of the aggregate Borrowing Base Value of the Collateral and any other Listed Eligible Assets as of the end of the most recent fiscal month, based upon the best available information at such time as certified by a financial officer of the Borrower, provided that for purposes of such calculation, the proviso to the definition of “Coverage Ratio” shall be applicable;

(l)            as soon as available and in any event within twenty (20) days after the end of each Fiscal Quarter, a Collateral Report, based upon the best available information at such time as certified by a financial officer of the Borrower; and

(m)          from time to time such additional information regarding any of the Collateral or Eligible Assets or the financial condition or operations or investments of the Borrower and its Subsidiaries, in each case, as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any applicable law, statute, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them.

Section 5.2. Payment of Obligations. The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any such material obligations (a) pursuant to any agreement by which it or any of its properties is bound and (b) in respect of federal, state and other taxes, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3. Maintenance of Property; Insurance; Leases.

(a)           The Borrower shall keep, and shall cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation each of its Real Property Assets (for so long the same constitutes a Real Property Asset), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets.  The Borrower shall deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent from time to time certificates of insurers evidencing the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower or any Loan Party.

Section 5.4. Maintenance of Existence. The Borrower shall and shall cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary for the normal conduct of its business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

Section 5.5. Compliance with Laws. The Borrower shall, and shall cause its Consolidated Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose the Administrative Agent or Banks to any material liability therefor.

Section 5.6. Inspection of Property, Books and Records. The Borrower shall, and shall cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and shall permit representatives of any Bank, at such Bank’s expense, or upon the occurrence and during the continuance of any Event of Default, at the Borrower’s expense (but subject to the reimbursement limitations in Section 9.3), so long as disclosure of such information could not result in a violation of, or expose the Borrower or any of its Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.  Upon the occurrence and during the continuance of any Event of Default, representatives of any Bank permitted to review such books or engage in such discussions shall include consultants, accountants, auditors and any other representatives that any Bank deems necessary in connection with any workout or proposed workout of the Loans.

Section 5.7. Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its and its Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

Section 5.8. Deposit Accounts. (a)  The Borrower shall cause, within 90 days after the Closing Date, all payments in respect of any Loan Assets (net of any portion thereof attributable to any portion of such Loan Assets beneficially owned by third parties) included in the Collateral to be directed to deposit accounts maintained by the Collateral SPVs with the Administrative Agent (each such account a “Collateral SPV Deposit Account”), and all payments on account of assets owned by the Collateral LLCs (net of any portion thereof attributable to any portion of such assets beneficially owned by third parties) to be directed to deposit accounts maintained by the Collateral LLCs with the Administrative Agent (each such account a “Collateral LLC Deposit Account”).

(b)           The Borrower shall cause each Collateral LLC to transfer all such amounts held in any Collateral LLC Deposit Account, within 5 Business Days of receipt thereof, to a Collateral SPV Deposit Account and any such transfer shall be deemed to be a cash dividend or distribution on account of the Capital Stock (as defined in the Collateral Trust Agreement) of such Collateral LLC for purposes of determining the Collateral (including for the avoidance of doubt, the application of proceeds pursuant to Section 5.3 of the Security Agreement).  Other than the transfer of all such amounts held in any Collateral LLC Deposit Account pursuant to the preceding sentence, the Loan Parties shall have no right to withdraw or otherwise direct disposition of funds in any Collateral LLC Deposit Account.

(c)           Any amounts held in Collateral SPV Deposit Accounts may be released to or as directed by the Collateral SPVs on a daily basis except in the following cases: (i) if  a Material Default or Event of Default shall have occurred and be continuing on any such date, the amounts held in the Collateral SPV Deposit Accounts may only be used for (x) payments and prepayments of the Loans as provided for hereunder, and (y) transfers to the Collateral Account maintained under the Collateral Trust Agreement or (ii) if a Principal Collateral Payment Event shall have occurred and be continuing on any such date, Principal Collateral Payments shall be released from the Collateral SPV Deposit Accounts solely for application toward the prepayment of the Loans in accordance with Section 2.10.  The Borrower hereby agrees that (A) it will not request, and will not permit any Collateral SPV or Collateral LLC to request, any withdrawals from the accounts described in this Section 5.8 not permitted hereunder and under the terms of the Security Agreement and (B) JPMorgan Chase Bank, N.A. shall not be required to release any amounts requested in violation of the terms hereof or of the Security Agreement and shall not be liable to the Borrower or any Affiliate thereof for such failure to release any such funds.

Section 5.9. Independent Director.  The board of directors, board of managers, or other equivalent governing body of each Collateral SPV and each Collateral LLC shall include at least one special, independent director or member (or equivalent thereof), appointed by the Administrative Agent, whose consent shall be required for (i) any bankruptcy or insolvency filing by the relevant Collateral SPV or Collateral LLC, as the case may be, (ii) the transfer of any membership or other equity interests therein (other than the sale of such membership or equity interests in a transaction permitted under the Loan Documents) or (iii) encumbering any asset owned by such Collateral SPV or Collateral LLC with a real property mortgage or deed of trust, as applicable, or a security agreement, pledge agreement or any similar agreement creating a Lien in respect thereof, except as permitted under the Loan Documents (including as a result of any consent, amendment, waiver or other modification obtained in accordance with the terms of the Loan Documents).

Section 5.10. Financial Covenants and Restricted Payments.

(a)           Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP shall at no time be less than $1,500,000,000.

(b)           Total Indebtedness to Net Worth. As of the last day of each Fiscal Quarter, the ratio of Total Indebtedness to the Borrower’s Net Worth shall not exceed 5.00 to 1.00.

(c)           EBITDA to Fixed Charges Ratio. As of the last day of each Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00.

(d)           Unencumbered Pool. The ratio of the Value of the Unencumbered Assets to Unsecured Debt, as of the last day of each Fiscal Quarter, shall not be less than 1.20 to 1.00.

(e)           Dividends; Other Restricted Payments. (i)  The Borrower shall not, and shall not permit its Subsidiaries to, pay any dividends; provided that, (x) in any Fiscal Year in which the Borrower is qualified as a REIT, the Borrower may pay dividends in an amount, as determined on an aggregate annual basis as of the end of any such Fiscal Year, not to exceed 100% of the Borrower’s REIT taxable income for such Fiscal Year calculated prior to deducting dividends paid or payable by the Borrower, (y) any Subsidiary of the Borrower may pay dividends to the Borrower or to any other Subsidiary of the Borrower and (z) the Borrower may pay dividends to holders of its preferred equity in an aggregate amount in any Fiscal Year not to exceed the stated dividend amount payable pursuant to the terms of such preferred equity.

(ii)           The Borrower shall not, and shall not permit its Subsidiaries to, make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests in the Borrower, or of any warrants, options or other rights or obligations to purchase or acquire any such equity interests, or make any other distribution in respect to any such equity interests, in each case, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, except that the Borrower or any Subsidiary may make Permitted Share Repurchases so long as (x) no Default or Event of Default has occurred and is continuing at the time of such Permitted Share Repurchase, or would result therefrom, and (y) no Principal Collateral Payment Event shall have occurred and be continuing.

Section 5.11. Restriction on Fundamental Changes. (a) The Borrower shall not, and shall not permit any Collateral SPV or Collateral LLC to, enter into any merger or consolidation without obtaining the prior written consent thereto of the Required Banks, unless

(i) in the case of any such merger or consolidation involving (u) the Borrower, the Borrower is the surviving entity, (v) iStar Tara Holdings LLC, iStar Tara Holdings LLC is the surviving entity (provided that iStar Tara LLC and any other Collateral SPV owned by iStar Tara Holdings LLC, shall not be permitted to merge or consolidate with or into iStar Tara Holdings LLC), (w) a Collateral SPV (other than iStar Tara Holdings LLC), a Collateral SPV is the surviving entity, (x) a Collateral LLC, a Collateral LLC is the surviving entity, (y) a Grantor, a Grantor is the surviving entity and (z) a Guarantor, a Guarantor is the surviving entity, and (ii) in each case, the same will not result in the occurrence of a Material Default or an Event of Default.  The Borrower shall not, and shall not permit any Collateral SPV or Collateral LLC to, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, other than to any Collateral SPV (or, in the case of any Collateral LLC, to any other Collateral LLC or in connection with any sale of all or substantially all of its assets or any payment or prepayment in full or other monetization in full of its assets).

(b)           The Borrower shall not, and shall not permit any other Loan Party or any Pledged Collateral LLC to, amend its articles of incorporation, bylaws, or other organizational documents in any manner that would be materially adverse to the Banks without the Required Banks’ consent.

Section 5.12. Changes in Business. The Borrower’s primary business shall not be substantially different from that conducted by the Borrower on the Closing Date and shall include ownership and management of Credit Tenant Lease Assets and Loan Assets. The Borrower shall carry on its business operations through the Borrower and its Consolidated Subsidiaries and its Investment Affiliates.

Section 5.13. Borrower Status.  The Borrower shall at all times remain a publicly traded company listed for trading on the New York Stock Exchange (or another nationally recognized stock exchange (for the avoidance of doubt, the NASDAQ stock quotation system or any successor thereto shall be considered a nationally recognized exchange)).

Section 5.14. Other Indebtedness. (a)  The Borrower shall not incur or maintain or permit any Secured Debt (excluding the Secured Bank Facilities or the Secured Exchange Notes) which is Recourse Debt in excess of an amount equal to 20% of Consolidated Tangible Net Worth. Any Indebtedness maintained or incurred by any Subsidiary of the Borrower that is Recourse Debt of such Subsidiary shall be deemed to be Secured Debt for purposes of this Section 5.14 and Section 5.10; provided that Indebtedness of any Guarantor that is not secured shall not be so deemed to be Secured Debt.

(b)           The Borrower shall not permit any Guarantor or Pledged Collateral LLC to incur any Indebtedness other than (i) Indebtedness evidenced by the Loan Documents, (ii) Indebtedness in respect of the other Secured Bank Facilities and (iii) Indebtedness in respect of the Secured Exchange Notes, under (x) a guarantee containing a limitation on liability substantially equivalent to the limitation included in Section 2.1(b) of the Guarantee Agreements in respect of each of the Second Priority Credit Agreements (or, in the case of Secured Exchange

Notes sharing a third priority security interest under the Security Agreement, containing a similar limitation taking into account such third priority entitlement) and (y) the Collateral Documents.

(c)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Indebtedness by any Collateral LLC or any Venture LLC, in each case, owned directly or indirectly by any Guarantor.

(d)           The Borrower shall not issue Second Priority Secured Exchange Notes in an aggregate face amount in excess of $1,000,000,000.

Section 5.15. Liens. (a)  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(i)                    Permitted Liens;

(ii)                   Liens on the Collateral securing Indebtedness pursuant to the Second Priority Bank Facilities, subject to the terms of the Collateral Trust Agreement;

(iii)                  Liens on the Collateral, subject to the terms of the Collateral Trust Agreement, securing Indebtedness pursuant to the Second Priority Secured Exchange Notes in an aggregate principal amount not to exceed $1,000,000,000, so long as the Borrower shall be in compliance, on a pro forma basis after giving effect to the granting of any such Lien and any contemporaneous pledge of additional Collateral pursuant to the Loan Documents, with Section 5.17;

(iv)                  Liens on the Collateral, subject to the terms of the Collateral Trust Agreement, securing Indebtedness pursuant to the Junior Priority Secured Exchange Notes;

(v)                   Liens on assets of the Borrower or any of its Subsidiaries (including Liens incurred pursuant to clause (y)(B) of the proviso to clause (vi) of this Section 5.15) with a book value not to exceed $750,000,000 at any one time outstanding; and

(vi)                  Liens existing as of the Closing Date and listed on Schedule 1.1D and any extensions or replacements thereof; provided that in connection with any such extension or replacement, (x) the advance rate for any such Indebtedness secured by Liens pursuant to this clause (vi) is not decreased by more than 15% from the rate in effect on the Closing Date and (y) the amount of Indebtedness secured by Liens pursuant to this clause (vi) is not increased, except to the extent that (A) no additional assets become subject to Liens as a result of such increase or (B) such increase is secured by Liens on additional assets incurred pursuant to clause (v) of this Section 5.15;

provided that (x) in the case of each of clauses (i) (other than with respect to any Permitted Liens described in clause (a), (b) or (f) of the definition thereof set forth herein), (v)

and (vi) of this Section 5.15, such assets to be encumbered shall not constitute (A) Collateral, (B) Specified Listed Eligible Assets, (C) assets of a Collateral LLC or (D) Fremont Assets, (y) in no event shall the Borrower create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property to secure any public notes of the Borrower outstanding as of the Closing Date or any notes into which such public notes may be exchanged (other than any Secured Exchange Notes) and (z) any Secured Exchange Notes shall only be secured by the Collateral.

(b)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Liens on any assets of any Collateral LLC or Venture LLC, in each case, owned directly or indirectly by any Guarantor.

Section 5.16. Prepayments of Secured Exchange Notes, Other Notes; Second Priority Bank Facilities; Existing Credit Agreements and Amendments. (a)  The Borrower shall not and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily satisfy, defease or refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to (i) any Secured Exchange Notes or (ii) any notes of the Borrower issued prior to the Closing Date, in the case of each of the foregoing clauses (i) and (ii), that has a maturity date later than the Termination Date, or any refinancing of any of the foregoing; provided, however, that (A) the Borrower or any Subsidiary may make Permitted Note Repurchases so long as (x) no Default or Event of Default has occurred and is continuing at the time of such Permitted Note Repurchase, or would result therefrom and (y) no Principal Collateral Payment Event shall have occurred and be continuing and (B) the Borrower or any Subsidiary may refinance any Indebtedness described in the foregoing clauses (i) and (ii) with Secured Exchange Notes and new unsecured notes of the Borrower with maturities, in each case, later than December 31, 2012 (including, for the avoidance of doubt, refinancings consummated with the net proceeds of such new Indebtedness or by way of exchange).

(b)           The Borrower shall not and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment or repurchase of or otherwise optionally refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to any Second Priority Bank Facility, or any refinancing thereof; provided, that, notwithstanding anything to the contrary contained herein, the Borrower shall be permitted to prepay or repurchase revolving loans outstanding under the Second Priority Bank Facilities so long as (x) no Default or Event of Default has occurred and (y) there shall be no corresponding reduction of the commitments thereunder.

(c)           The Borrower shall not and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment or repurchase of or otherwise optionally refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to either Existing Credit Agreement, or any refinancing thereof.

(d)           The Borrower shall not and shall not permit any of its Subsidiaries to amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any of the Secured Exchange Notes that would result in the maturity of such Secured Exchange Notes being earlier than the maturity that would have been permitted at the time of the relevant exchange pursuant to Section 5.16(a) or the definition of “Secured Exchange Notes” set forth herein.

Section 5.17. Coverage Test. The Borrower shall not permit the Coverage Ratio to be (x) at any time prior to the issuance of any Second Priority Secured Exchange Notes, less than 1.20 to 1.00 or (y) at any time from and after the issuance of any Second Priority Secured Exchange Notes, less than 1.30 to 1.00 (each such Coverage Ratio requirement, a “Coverage Test”).

Section 5.18. Forward Equity Contracts. The Borrower shall not enter into any forward equity contracts.

Section 5.19. Restrictive Agreements.  The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person or any of its subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof pursuant to leases, participation agreements, co-lending (or analogous) agreements, intercreditor (or analogous) agreements or contracts, governing documents pertaining to Venture LLCs and documents evidencing, securing, governing and/or guarantying any asset which restrictions and conditions (x) are not unusual for similar transactions in the relevant market and (y) when taken as a whole, would not have a material adverse effect on the Banks’ interests in the Collateral (it being understood, however, that the foregoing shall apply to any extension, renewal, amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, participation agreements, co-lending (or analogous) agreements, intercreditor (or analogous) agreements and other contracts, in each case, restricting the assignment thereof.

Section 5.20. Limitation on Activities of the Collateral SPVs.  The Borrower shall not permit any Collateral SPV to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than ownership of Eligible Assets and anything incidental thereto or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (v) Indebtedness incurred pursuant to Section 5.14(b), (w) nonconsensual obligations imposed by operation of law, (x) obligations with respect to its equity interests, (y) obligations in the ordinary course of business in the operation of its assets and (z) the statutory liability of any general partner for the liabilities of the limited partnership in which it is a general partner.

Section 5.21. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c)  any payment of dividends, other restricted payments or other transaction permitted by Section 5.10(e) or Section 5.16.

Section 5.22. Post-Closing Covenants.  Within 90 days following the Closing Date, (i) the Borrower shall deliver to the Collateral Trustee each Deposit Account Control Agreement in connection with any Collateral SPV Deposit Accounts and any Collateral LLC Deposit Accounts (including any Collateral SPV Deposit Accounts or any Collateral LLC Deposit Accounts established for the purpose of holding British Pound Sterling, Euros, Canadian Dollars or any other currency other than Dollars) required to be delivered pursuant to the Security Agreement and the Collateral Trust Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Trustee, and (ii) the Borrower shall deliver to the Collateral Trustee any Deposit Account Control Agreement or Securities Account Control Agreement in connection with the Collateral Account (as defined in the Collateral Trust Agreement) (including any Collateral Accounts established for the purpose of holding British Pound Sterling, Euros, Canadian Dollars or any other currency other than Dollars) required to be delivered pursuant to the Security Agreement and the Collateral Trust Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Trustee.

ARTICLE VI

DEFAULTS

Section 6.1. Events of Default. An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a)           the Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to the Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due; or

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 2.10, 2.18, 5.1(d)(i), 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21or 5.22 and, (i) solely in the case of any failure to comply with Section 5.17, such failure shall continue unremedied for a period of 10 days after written notice thereof has been given to the Borrower by the Administrative Agent and (ii) solely in the case of any failure to comply with Section 5.1(d)(i), such failure shall continue unremedied for a period of 10 days; or

(c)                                  the Borrower or any Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clause (a), (b), (e), (f), (g), (h), (i), (l), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days; or

(d)                                 any representation, warranty, certification or statement that is made by the Borrower or any Guarantor in this Agreement, in any other Loan Document or that is contained in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect in a material respect when made (or deemed made) is not removed, corrected or cured within thirty (30) days after the earlier of written notice thereof from the Administrative Agent to the Borrower and the Borrower otherwise obtains knowledge thereof; or

(e)                                  the Borrower or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed $75,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Recourse Debt; or the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness; or

(f)                                    the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s Consolidated Tangible Net Worth is attributable, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(g)                                 an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s Consolidated Tangible Net Worth is attributable, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower, any such Subsidiary of the Borrower or any such Investment Affiliate under the federal bankruptcy laws as now or hereafter in effect; or

(h)                                 one or more final, non-appealable judgments or decrees in an aggregate amount of $75,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Borrower or any Subsidiary of the Borrower (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing), and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ninety (90) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; or

(i)                                     there shall be a replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(j)                                     any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty  percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower; or

(k)                                  if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(l)                                     if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(m)                               any assets of the Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or

(n)                                 at any time, for any reason the Borrower or any Guarantor repudiates in writing its payment obligations under any Loan Document; or

(o)                                 the guarantee of any Guarantor contained in the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert, other than in connection with a merger of a Guarantor with and into the Borrower, as permitted by Section 5.11, or any release of a Guarantor pursuant to Section 9.17; or

(p)                                 any Collateral Document shall not, for any reason, be in full force and effect (or any Loan Party party to such Collateral Document shall so assert), or any security interest purported to be created by any of the Collateral Documents shall not be a valid, enforceable and perfected security interest having the priority required by the Collateral Documents (or any Loan Party party to such Collateral Document shall so assert) (other than (i) pursuant to the terms of this Agreement or any other Loan Document (including any release pursuant to the terms hereof or thereof) or (ii) as a result of acts or omissions by the Administrative Agent or Collateral Trustee); or

(q)                                 at any time (i) Borrower shall fail to directly own and control 100% of the outstanding equity interests in iStar Tara Holdings LLC, (ii) iStar Tara Holdings LLC shall fail to directly own and control 100% of the outstanding equity interests in iStar Tara LLC, or (iii) iStar Tara LLC shall fail to directly or indirectly own and control 100% of the outstanding equity interests in any Collateral SPV (other than iStar Tara Holdings LLC) or any Collateral LLC.

Section 6.2. Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Section 6.1(f) or Section 6.1(g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent, the Collateral Trustee and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or any other Loan Document or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained solely by the Administrative Agent, in each case on behalf of the Administrative Agent, any other Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Required Banks are unable to reach agreement after being afforded reasonable notice and opportunity to consent, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

Section 6.3. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(b), Section 6.1(c) and Section 6.1(d) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice in writing from a Bank or the Borrower referring to this Agreement or the other Loan Documents, describing such event or condition.  Should the Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should the Administrative Agent send the Borrower a notice of Default or Event of Default, the Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4. Distribution of Proceeds after Default. Subject to the provisions of the Collateral Trust Agreement and notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by the Administrative Agent, such proceeds shall be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.6).

ARTICLE VII

THE AGENTS; CERTAIN MATTERS RELATING TO THE BANKS

Section 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf, including execution of the other Loan Documents, and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Section 7.8 hereof, the provisions of this Article VII are solely for the benefit of the

Administrative Agent, the other Agents and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Banks and shall not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Loan Party.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

Section 7.2. Agency and Affiliates. JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A. each has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or a Syndication Agent, as applicable, and JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A. and each of their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the foregoing as if they were not the Administrative Agent or a Syndication Agent, as applicable, hereunder, and the term “Bank” and “Banks” shall include each of JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A., each in its individual capacity.

Section 7.3. Action by Agents. The obligations of each of the Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of each Agent shall be administrative in nature.  Subject to the provisions of Section 7.1, Section 7.5 and Section 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans.

Section 7.4. Consultation with Experts. As between any Agent on the one hand and the Banks on the other hand, such Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5. Liability of Agents. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other Loan Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan

Documents or any other instrument or writing furnished in connection herewith. As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.6. Indemnification. Each Bank shall, ratably in accordance with its Available Commitment and Loans outstanding, indemnify the Agents and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank.  Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.

Section 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8. Successor Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be the Administrative Agent, who shall act until the Required Banks shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by Required Banks or the retiring Administrative Agent, pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination the Administrative Agent, in its capacity as a Bank), the Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Agent and the Borrower.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

Section 7.9. Consents and Approvals. All communications from the Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Administrative Agent’s recommended course of action or determination in respect thereof ).  Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Administrative Agent (the “Bank Reply Period”). With respect to decisions requiring the approval of the Required Banks, or all the Banks or the Administrative Agent, as the case may be, shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing the Administrative Agent or the Required Banks determine in good faith that deposits in Dollars are not being offered in the relevant market for such Interest Period or that the Euro-Currency Rate for such Interest Period will not adequately reflect the cost to the Banks or the Required Banks, as the case may be, of making, funding or maintaining such Euro-Currency Borrowing for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make, continue, or convert Loans into, Euro-Currency Loans in Dollars shall be suspended.  In such event, unless the Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Currency Business Day before, but excluding, the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans in a particular currency, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described above to make Euro-Currency Loans in such currency, shall be suspended. With respect to Euro-Currency Loans, before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise commercially disadvantageous to such Bank.

If at any time, it shall be unlawful for any Bank to make, maintain or fund any of its Euro-Currency Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Loans and/or Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and/or Commitments, together with accrued and unpaid interest and fees thereon and all other amounts due to such Bank are concurrently therewith paid in full to such Bank, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Loans and/or Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees and other amounts due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.9(c).

Section 8.3. Increased Cost and Reduced Return.

(a)                                  If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Currency Loan any such requirement reflected in an applicable Euro-Currency Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date hereof affecting such Bank’s Euro-Currency Loans or its obligation to make Euro-Currency Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Currency Loans, by an amount reasonable determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Currency Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b)                                 If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c)                                  Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. Notwithstanding the foregoing, if such Bank shall fail to notify the Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)                                 If at any time, any Bank has demanded compensation pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the

Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.9(c).

Section 8.4. Taxes.

(a)                                  Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or the Administrative Agent and such other jurisdiction or by the United States, except to the extent that such connection would not have arisen but for entering into the transactions contemplated hereby (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. Notwithstanding the foregoing, if such Bank shall fail to notify the Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Borrower of the occurrence of such event.

(d)                                 The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or the Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(e)                                  Each Bank or the Administrative Agent that is a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and the Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or the Administrative Agent, shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service and shall provide the Borrower with two further copies of any such form on or before the date any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered to the Borrower.  Each Bank and the Administrative Agent that is not a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and the Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or the Administrative Agent, shall provide the Borrower with two duly completed copies of an Internal Revenue Service Form W-8BEN or W-8ECI, as applicable to such Bank or the Administrative Agent, or any successor form prescribed by the Internal Revenue Service, and shall provide the Borrower with two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.  A Bank that provides copies of the Internal Revenue Service Form W-8BEN and that is legally entitled to claim the portfolio interest exemption pursuant to Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”), shall further provide the Borrower with, together with such Internal Revenue Service Form W-8BEN, a written confirmation of its entitlement to such exemption.  To the extent that it is legally entitled to do so, a Bank shall properly claim that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of, or eliminates, withholding tax on payments of interest hereunder.  A Bank that is not a United States person and that grants a participating interest in a Loan or Commitment to any other person shall provide, in addition to its own forms specified above, the Borrower with two duly completed copies of the Internal Revenue Service form applicable to such other person, each under the cover of an Internal Revenue Service Form W-8IMY and a withholding statement prepared in the manner prescribed by the Internal Revenue Service, or such other forms and/or certificates that it is legally entitled to provide evidencing such participant’s entitlement to any exemption from, or reduction in the rate of U.S. withholding tax, and shall provide the Borrower with two further copies of any such forms and statements on or before the date any such forms or statements expire or become obsolete and after the occurrence of any event requiring a change in the most recent form or statement previously delivered to the Borrower.  If a Bank fails to timely and properly provide or update such forms or statements or if the form or statement provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, then backup withholding or withholding tax resulting from the foregoing shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(f)                                    Upon reasonable demand by, and at the expense of, the Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower, or to such government or taxing authority as the Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower making such demand and to be executed and to be delivered with any reasonably required certification.

(g)                                 For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to (and to the extent required by) Section 8.4(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(d) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as the Borrower shall incur no cost or liability as a result thereof.

(h)                                 If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(i)                                     If at any time, any Bank has demanded compensation pursuant to Section 8.3 or Section 8.4 or the obligation of such Bank of make Euro-Currency Loans has been suspended pursuant to Section 8.2, in any such case, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.9(c).

Section 8.5. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or Section 8.4 with respect to its Euro-Currency Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)                                  the Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Currency Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower as Euro-Currency Loans shall be made instead as Base Rate Loans; and

(b)                                 after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Currency Loans shall be applied to repay its Base Rate Loans instead; and

(c)                                  the Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Euro-Currency Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower and the Administrative Agent, at its address or facsimile number set forth on Exhibit H attached hereto with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, to its General Counsel and Chief Financial Officer, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number and/or email address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until actually received.

Section 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3. Expenses; Indemnification.

(a)                                  The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent or any Joint Lead Arranger, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of special counsel Simpson Thacher & Bartlett LLP ) or such Joint Lead Arranger, as applicable, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Joint Lead Arranger and each Bank, including, without limitation, reasonable and invoiced fees and disbursements of counsel for the Administrative Agent, each of the Joint Lead Arrangers and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom (provided, however, that the attorneys’ fees and disbursements for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative fees and disbursements of (A) counsel for the Administrative Agent, (B) counsel for the Joint Lead Arrangers as a group and (C) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative costs and expenses of the Administrative Agent). For purposes of this subsection (a)(iii), (1) counsel for the Administrative Agent shall mean a single outside law firm representing the Administrative Agent, (2) counsel for the Joint Lead Arrangers shall mean a single outside law firm representing the Joint Lead Arrangers as a group (which law firm may or may not be the same law firm representing the Administrative Agent) and (3) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)                                 The Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of,

(i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of the Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or that are excluded under Section 8.3, (b) incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from any violation of Environmental Law relating to a Property, which violation is caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of any Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, the Borrower shall indemnify and hold each of the Agents and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Agents and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).

Section 9.4. Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches, agencies and Affiliates of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it, which is greater than the proportion received by any other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Commitment or a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5. Amendments and Waivers.  (a)  Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent in its capacity as the Administrative Agent are affected thereby, by the Administrative Agent); provided that (A) Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document in connection with the addition or substitution of Collateral in accordance with the terms of this Agreement, in each case, which amendment, modification or supplement does not adversely affect the rights of any Bank, (B) no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by each Bank directly affected thereby, (i) reduce the principal of or rate of interest on any Loan or any fees hereunder, (ii) postpone, whether through forbearance or otherwise, the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iii) reduce the percentage specified in the definition of “Required Banks” or “Super-Majority Banks” or otherwise change the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or any Collateral Document, (iv) release any Guarantor under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release any Collateral under the Collateral Documents (except as expressly permitted by the Collateral Documents or this Agreement), (v) amend, modify or waive any provision of Section 2.10, (vi) amend, modify or waive the definition of “Pro Rata Share” or any other provision that provides for the ratable or pro rata nature of disbursements by or payments to Banks; provided that only the consent of the Required Banks shall be necessary for any such amendment, modification or waiver of the minimum Discount referred to in Section 2.12, (vii) modify the provisions of this Section 9.5 or (viii) increase, extend or restate the Commitment of any Bank or subject any Bank to any additional obligation and (C) no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by the Super-Majority Banks, (i) amend, modify or waive any provision of Section 5.17, (ii) amend, modify or waive the definitions of “Borrowing Base Value”, “Collateral”, “Coverage Ratio”, “Coverage Test” or any component definition of any of the foregoing if such amendment, modification or waiver is intended to have the effect of making more credit available or to reduce the collateral coverage therefor, (iii) amend, modify or waive the definition of “Principal Collateral Payment Event” or any component definition thereof, (iv) approve the incurrence of any security interests senior to, or pari passu with, the Liens securing the Obligations hereunder or (v) amend, modify or waive any provision of Section 8 of the Collateral Trust Agreement or Section 3.4 of the Collateral Trust Agreement, in each case in any manner adverse to the Banks.  Notwithstanding anything to the contrary contained herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Bank may not be increased or extended without the consent of such Defaulting Bank and (y) the interest rate or fees due to such Defaulting Bank shall not be reduced (it being understood that any Commitments or Loans held or deemed held by any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks pursuant to this Section 9.5).

(b)                                 Notwithstanding anything to the contrary contained herein, the Administrative Agent is hereby authorized by each Bank to enter into any amendment to or modification of the Collateral Trust Agreement in connection with the issuance of any Second Priority Exchange Notes or Junior Priority Secured Exchange Notes solely to the extent necessary to effect such amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, in connection with any such issuance expressly permitted hereunder (including any such amendment contemplated by Section 6.3(c) or (d) of the Collateral Trust Agreement), so long as such amendment or modification does not adversely affect the rights of any Bank.

(c)                                  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Loan Party, on such Loan Party.

Section 9.6. Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and (ii) a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)                                 Prior to the occurrence of an Event of Default, any Bank may at any time, grant to a then existing Bank or any Affiliate thereof, one or more banks, finance companies, insurance companies or other financial institutions or trusts (a “Participant”) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.5(a)(B) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c)                                  Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than $5,000,000 and integral multiples of $1,000,000 thereafter (or any lesser amount in the case of assignments to an existing Bank or any Affiliate thereof or in the case of an assignment of a Bank’s entire Commitment) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Bank; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s and the Borrower’s consent, which consent shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an Affiliate of such transferor Bank or was a Bank or Affiliate thereof immediately prior to such assignment, no such consent shall be required from the Borrower or the Administrative Agent.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested or required, a new Note is issued to the Assignee upon the return to the Borrower of the old Note, if any, marked “cancelled”.  In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not organized under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be invalidated by any subsequent cure of such Event of Default.

(d)                                 Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)           No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3or Section 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, Section 8.3or Section 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)            No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(g)           Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than $5,000,000 unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.

(h)           The Administrative Agent shall maintain on behalf of the Borrower a register of the names, addresses and contact information of the Banks and each of their assignees, and the Commitments of, and principal amounts of the Loans and interest owing to, each Bank pursuant to the terms hereof from time to time.

Section 9.7. Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below its signature hereto. The Borrower hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.7(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.8. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.9. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.11. Domicile of Loans. Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.12. Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through the Borrower against the Administrative Agent, any Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.13. Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower and each Guarantor.  Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower or any Guarantor except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

Section 9.14. Confidentiality. Each of the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Banks understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Banks hereby agrees that it will keep all Information (as defined below) received by it confidential except that the Administrative Agent, Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and each Bank shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, auditors and buyers as need to know such information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed Assignee or Participant in accordance with Section 9.6 hereof or to a counterparty or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees in writing to keep such Information confidential on terms substantially similar to this Section 9.14; (iv) to the extent required by applicable law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority or self-regulatory organization; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Agreement; (vii) to the extent the Borrower shall have consented to such disclosure or (viii) in connection with any legal or other enforcement proceeding in connection with any Loan Document or any of the transaction contemplated thereby. For the purposes of this Section, “Information” means all information received from the Borrower or its respective officers, directors, employees, agents, auditors, lawyers and Affiliates relating to the Borrower or any of its Subsidiaries or Affiliates (including Investment Affiliates) or any of their respective businesses other than information that is generally available to the public.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section 9.14 agrees to use reasonable efforts to inform the Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by applicable law.

Section 9.15. USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

Section 9.16. Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Borrower and the Banks.

Section 9.17. Releases of Guarantees and Liens

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Bank (without requirement of notice to or consent of any Bank except as expressly required by Section 9.5) to take any action requested by the Borrower or any Guarantor having the effect of releasing any Collateral or any Guarantor from its guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with Section 9.5 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans and the other Obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iSTAR FINANCIAL INC., A MARYLAND CORPORATION, as the Borrower

By:	/s/ Geoffrey M. Dugan
Name:	Geoffrey M. Dugan
Title:	Secretary

First Priority Credit Agreement

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Bank

By:	/s/ Charles Hoagland
Name:	Charles Hoagland
Title:	Vice-President

First Priority Credit Agreement

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ R. Daniel Rouse
Name:	R. Daniel Rouse
Title:	Executive Director

First Priority Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and a Bank

By:	/s/ Michael W. Edwards
Name:	Michael W. Edwards
Title:	Senior Vice President

First Priority Credit Agreement

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Thomas T. Sheally, Jr
Name:	Thomas T. Sheally, Jr
Title:	Managing Director

First Priority Credit Agreement

CITICORP NORTH AMERICA, INC., as Syndication Agent and a Bank

By:	/s/ David Bouton
Name:	David Bouton
Title:	Managing Director

First Priority Credit Agreement

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ David Bouton
Name:	David Bouton
Title:	Managing Director

First Priority Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Evander S. Jones, Jr.
Name:	Evander S. Jones, Jr.
Title:	Director

First Priority Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Bank

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ R. Chris Jones
Name:	R. Chris Jones
Title:	Director

First Priority Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Bank

By:	/s/ Stephen B. King
Name:	Stephen B. King
Title:	Vice President

First Priority Credit Agreement

BARCLAYS BANK PLC, as a Bank

By:	/s/ Mark Manski
Name:	Mark Manski
Title:	Managing Director

First Priority Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By:	/s/ Michael Fabiano
Name:	Michael Fabiano
Title:	Senior Vice President

First Priority Credit Agreement

BANK OF MONTREAL, as a Bank

By:	/s/ Sue R. Blazis
Name:	Sue R. Blazis
Title:	Vice President

First Priority Credit Agreement

NATIONAL AUSTRALIA BANK LTD., as a Bank

By:	/s/ Michael Pryce
Name:	Michael Pryce
Title:	Director

First Priority Credit Agreement

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Dan LePage
Name:	Dan LePage
Title:	Authorized Signatory

First Priority Credit Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ George Sherman
Name:	George Sherman
Title:	Director

First Priority Credit Agreement

FORTIS BANK SA/NV, NEW YORK BRANCH, as a Bank

By:	/s/ Barry Chung
Name:	Barry Chung
Title:	Director

By:	/s/ Jack Au
Name:	Jack Au
Title:	Director

First Priority Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Thomas L. Nolan
Name:	Thomas L. Nolan
Title:	Vice President

First Priority Credit Agreement

EMIGRANT REALTY FINANCE., LLC, a Delaware limited liability company

By:	/s/ Michael Broido
Name:	Michael Broido
Title:	Managing Director

First Priority Credit Agreement

WESTLB AG, NEW YORK BRANCH, as a Bank

By:	/s/ Christian Ruehmer
Name:	Christian Ruehmer
Title:	Managing Director

By:	/s/ Sharon Wang
Name:	Sharon Wang
Title:	Associate Director

First Priority Credit Agreement

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Bank

By:	/s/ Tsang – Pei Hsu
Name:	Tsang – Pei Hsu
Title:	VP & DGM

First Priority Credit Agreement

BANK OF CHINA, NEW YORK BRANCH, as a Bank

By:	/s/ Xiaojing Li
Name:	Xiaojing Li
Title:	General Manager

First Priority Credit Agreement

PEOPLE’S UNITED BANK, as a Bank

By:	/s/ Maurice E. Fry
Name:	Maurice Fry
Title:	Vice President

First Priority Credit Agreement

THE BANK OF TOKYO - MITSUBISHI UFJ, LTD, as a Bank

By:	/s/ David Noda
Name:	David Noda
Title:	VP & Manager

First Priority Credit Agreement

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH as a Bank

By:	/s/ Benjamin Lin
Name:	Benjamin Lin
Title:	EVP & GM

First Priority Credit Agreement

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY, as a Bank

By:	/s/ Michael Tan
Name:	Michael Tan
Title:	VP & General Manager

First Priority Credit Agreement

THE BANK OF EAST ASIA, LIMITED NEW YORK BRANCH, as a Bank

By:	/s/ Kenneth A. Pettis
Name:	Kenneth A. Pettis
Title:	Senior Vice President

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	Senior Vice President

First Priority Credit Agreement

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Bank

By:	/s/ Yukihito Inamura
Name:	Yukihito Inamura
Title:	General Manager

First Priority Credit Agreement